UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Ryder System, Inc.
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Ryder System, Inc. 11690 N.W. 105 Street Miami, Florida 33178
NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS

Time:	10:00 a.m., Eastern Daylight Time

Date:	May 3, 2013

Place:	Ryder System, Inc. Headquarters 11690 N.W. 105 Street Miami, Florida 33178

Purpose:
1.  To elect six directors as follows: four directors for a three-year term expiring at the 2016 Annual Meeting of Shareholders; one director for a two-year term expiring at the 2015 Annual Meeting of Shareholders; and one director for a one-year term expiring at the 2014 Annual Meeting of Shareholders.

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2013 fiscal year.
3. To approve, on an advisory basis, the compensation of our named executive officers.
4. To approve amendments to our restated Articles of Incorporation and By-Laws to declassify the Board.
5. To vote on a shareholder proposal.
6. To consider any other business that is properly presented at the meeting.

Who May Vote:	You may vote if you were a record owner of our common stock at the close of business on March 8, 2013.

Proxy Voting:	Your vote is important. You may vote:
• via Internet;
• by telephone;
• by mail, if you have received a paper copy of the proxy materials; or
• in person at the meeting.
By order of the Board of Directors,

Robert D. Fatovic
Executive Vice President, Chief Legal Officer and Corporate Secretary
Miami, Florida
March 18, 2013
This proxy statement and the form of proxy, along with the annual report on Form 10-K for the fiscal year ended December 31, 2012, and shareholder letter were first sent or given to shareholders on or about March 18, 2013.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON FRIDAY, MAY 3, 2013.
Ryder’s proxy statement and annual report are available online at:  http://www.proxyvote.com

i

RYDER SYSTEM, INC.
11690 N.W. 105 STREET
MIAMI, FLORIDA 33178
______________________________________________________
PROXY STATEMENT
______________________________________________________
INFORMATION ABOUT OUR ANNUAL MEETING
You are receiving this proxy statement because you own shares of Ryder common stock that entitle you to vote at the 2013 Annual Meeting of Shareholders to be held on Friday, May 3, 2013 at 10:00 a.m., Eastern Daylight Time, at our corporate headquarters. Our Board of Directors (Board) is soliciting proxies from shareholders who wish to vote at the meeting. By using a proxy, you can vote even if you do not attend the meeting. This proxy statement describes the matters on which you are being asked to vote and provides information on those matters so that you can make an informed decision.
At the Annual Meeting you will be asked to vote on the following five proposals. Our Board recommendation for each proposal is set forth below.

Proposal	Board Recommendation
1.  To elect six directors as follows: Robert J. Eck, Eugene A. Renna, Tamara L. Lundgren and Abbie J. Smith for a three-year term expiring at the 2016 Annual Meeting of Shareholders; Robert E. Sanchez for a two-year term expiring at the 2015 Annual Meeting of Shareholders; and Michael F. Hilton for a one-year term expiring at the 2014 Annual Meeting of Shareholders.
FOR
2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2013 fiscal year.	FOR
3. To approve, on an advisory basis, the compensation of our named executive officers, which we refer to as “Say on Pay”.	FOR
4. To approve amendments to our Articles of Incorporation and By-Laws to declassify the Board.	FOR
5. To vote on a shareholder proposal to eliminate all supermajority vote provisions in our Articles of Incorporation and By-Laws.	AGAINST
If you sign and return your proxy without making any selections, your shares will be voted “FOR” each of the director nominees, “FOR” proposals 2, 3, and 4 and “AGAINST” proposal 5.
If other matters properly come before the meeting, the proxy holders will have the authority to vote on those matters for you at their discretion. As of the date of this proxy statement, we are not aware of any matters that will come before the meeting other than those disclosed in this proxy statement.

Who can vote?
Holders of Ryder common stock at the close of business on March 8, 2013, the record date, are entitled to vote their shares at the Annual Meeting. As of March 8, 2013, there were 51,888,913 shares of common stock issued, outstanding and entitled to vote. Each share of common stock issued and outstanding is entitled to one vote.

What is a quorum?
A quorum is the minimum number of shares required to hold a meeting. Under our By-Laws, the holders of a majority of the total number of shares issued and outstanding and entitled to vote at the meeting must be present in person or represented by proxy for a quorum. If you sign and return your proxy marked “abstain”, your shares will be counted for purposes of determining whether a quorum is present.

What is the difference between a shareholder of record and a beneficial owner?
You are a shareholder of record if you are registered as a shareholder with our transfer agent, Wells Fargo Bank, National Association (Wells Fargo). You are a beneficial shareholder if a brokerage firm, bank, trustee or other agent (nominee) holds your shares. This is often called ownership in “street name”, since your name does not appear anywhere in our records.

How do I vote?	If you are a shareholder of record, you may vote:

• via Internet; • by telephone; • by mail, if you received a paper copy of the proxy materials; or • in person at the meeting.

Detailed instructions for Internet and telephone voting are set forth on the notice of Internet availability (Notice), which contains instructions on how to access our proxy statement, annual report and shareholder letter online, and the printed proxy card.

If your shares are held in our 401(k) plan, your proxy will serve as a voting instruction for the trustee of our 401(k) plan who will vote your shares as you instruct. To allow sufficient time for the trustee to vote, your voting instructions must be received by April 30, 2013. If the trustee does not receive your instructions by that date, the trustee will vote the shares you hold through our 401(k) plan in the same proportion as those shares in our 401(k) plan for which voting instructions were received.

If you are a beneficial shareholder, you must follow the voting procedures of your nominee.

What if I am a beneficial shareholder and I do not give the nominee voting instructions?
Brokerage firms have the authority under New York Stock Exchange (NYSE) rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters. A broker non-vote occurs when a nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares. Broker non-votes are included in the calculation of the number of votes considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as shares present and entitled to be voted with respect to a matter on which the nominee has expressly not voted.

How many votes are needed for the proposals to pass?
The table below sets forth the number of votes needed for each proposal on the ballot to pass. The table also sets forth whether a nominee can exercise discretion and vote your shares absent your instructions and if not, the impact of such broker non-vote on the approval of the proposal; and the impact of abstentions.

Proposal	How Many Votes are Needed for a Proposal to Pass?	Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote	Impact of Abstentions
1. Election of Directors	Majority of Votes Cast	No	None	None
2. Ratification of Pricewaterhouse Coopers	Majority of Shares Outstanding	Yes	Not Applicable	Same as a Vote “Against”
3. Say on Pay	Majority of Votes Cast	No	None	None
4. Declassify Board of Directors	75% of Shares Outstanding	No	Same as a Vote “Against”	Same as a Vote “Against”
5. Shareholder Proposal to Eliminate Supermajority Vote Provisions	Majority of Shares Outstanding	No	Same as a Vote “Against”	Same as a Vote “Against”

Proposals 3 & 5 are non-binding advisory votes. What is the effect if they pass?
Although the advisory votes on Proposals 3 and 5 are non-binding, our Board and the relevant Committees will review the results and, consistent with our record of shareholder engagement, take them into account in making future decisions.

With respect to Proposal 5, pursuant to our Corporate Governance Guidelines, we will reconsider a shareholder proposal that is not supported by the Board if it receives approval by a majority of the Company’s outstanding voting stock.

How do I change my vote?
A shareholder of record may revoke a proxy by giving written notice of revocation to our Corporate Secretary before the meeting, by delivering a later-dated proxy (either in writing, by telephone or over the Internet), or by voting in person at the Annual Meeting.

If you are a beneficial shareholder, you may change your vote by following your nominee’s procedures for revoking or changing your proxy.

What shares are covered by my proxy card?	Your proxy reflects all shares owned by you at the close of business on March 8, 2013. For participants in our 401(k) plan, shares held in your account as of that date are included in your proxy.

What does it mean if I receive more than one proxy card?
It means that you hold shares in more than one account. To ensure that all your shares are voted, sign and return each proxy card. Alternatively, if you vote by telephone or on the Internet, you will need to vote once for each proxy card and voting instruction card you receive.

Who can attend the Annual Meeting?
Only shareholders and our invited guests are permitted to attend the Annual Meeting. To gain admittance, you must bring a form of personal identification to the meeting, where your name will be verified against our shareholder list. If a nominee holds your shares and you plan to attend the meeting, you should bring a brokerage statement showing your ownership of the shares as of the record date, a letter from the nominee confirming such ownership and a form of personal identification. If you wish to vote your shares that are held by a nominee at the meeting, you must obtain a proxy from your nominee and bring your proxy to the meeting.

If I plan to attend the Annual Meeting, should I still vote by proxy?
Yes. Casting your vote in advance does not affect your right to attend the Annual Meeting. If you send in your proxy card and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Written ballots will be available at the meeting for shareholders of record.

Beneficial shareholders who wish to vote in person must request a legal proxy from their nominee and bring that legal proxy to the Annual Meeting.

ELECTION OF DIRECTORS
(Proposal 1)
Under our By-Laws, directors are elected for three-year terms, typically with one-third of the directors standing for election in any given year. The six directors whose terms expire at the 2013 Annual Meeting of Shareholders are Robert J. Eck, Tamara L. Lundgren, Eugene A. Renna, Abbie J. Smith, Robert E. Sanchez and Michael F. Hilton. Upon the recommendation of the Corporate Governance and Nominating Committee (Governance Committee), our Board has nominated Mr. Eck, Ms. Lundgren, Mr. Renna, and Ms. A. Smith for re-election at the 2013 Annual Meeting for a three-year term that expires at the 2016 Annual Meeting, Mr. Sanchez for a two-year term that expires at the 2015 Annual Meeting and Mr. Hilton for a one-year term that expires at the 2014 Annual Meeting, and each has consented to serve if elected.
James S. Beard, L. Patrick Hassey and Hansel E. Tookes, II are currently serving terms that expire at the 2014 Annual Meeting. John M. Berra, Luis P. Nieto, Jr., E. Follin Smith and Gregory T. Swienton are currently serving terms that expire at the 2015 Annual Meeting. Although James S. Beard’s term is set to expire at the 2014 Annual Meeting, pursuant to our current Director Retirement Policy, as set forth in our Corporate Governance Guidelines, directors must retire immediately prior to the Annual Meeting that is closest in time to the date on which the director attains age 72. Based on the current policy, Mr. Beard is required to tender his resignation prior to the 2013 Annual Meeting. Although Gregory T. Swienton's term is set to expire at the 2015 Annual Meeting, in December 2012, Mr. Swienton advised the Board of Directors of his intention to retire from the Board of Directors immediately following the 2013 Annual Meeting.
We believe that each of our directors possesses the experience, skills and qualities to fully perform his or her duties as a director and contribute to our success. Our directors were nominated because each possesses the highest standards of personal integrity and interpersonal and communication skills, is highly accomplished in his or her field, has an understanding of the interests and issues that are important to our shareholders and is able to dedicate sufficient time to fulfilling his or her obligations as a director. Our directors as a group complement each other and each other’s respective experiences, skills and qualities. Our directors make up a diverse body in terms of age, gender, ethnic background and professional experience but engender a cohesive body in terms of Board process and collaboration.
Each director’s principal occupation and other pertinent information about particular experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director appears on the following pages.
If you are a beneficial shareholder and do not give your nominee instructions, your nominee does not have the ability to vote in favor or against the director nominees. We therefore urge you to return your proxy card and vote your shares.
The Board recommends a vote FOR the election of each of the director nominees.

NOMINEES FOR DIRECTOR
FOR A TERM OF OFFICE EXPIRING AT THE 2016 ANNUAL MEETING

Robert J. Eck, is President and Chief Executive Officer of Anixter International, Inc. (Anixter), a global distributor of communications and security products, electrical and electronic wire and cable, fasteners and other small components. He also serves as President and Chief Executive Officer of subsidiary Anixter Inc. Mr. Eck has held both positions since 2008. From 2007 to 2008, he served as Executive Vice President and Chief Operating Officer of Anixter. Prior to that position, Mr. Eck served as Executive Vice President of Enterprise Cabling and Security Solutions for Anixter from 2004 to 2007. In 2003, he served as Senior Vice President — Physical Security Products and Integrated Supply of Anixter Inc. Mr. Eck joined Anixter in 1989 and held roles of increasing responsibility in strategy, supply chain management, sales and marketing, and human resources.
Other Public Board Memberships
 • Anixter
Qualifications.  The Board nominated Mr. Eck as a director because of his experience as President and Chief Executive Officer of a large, public company and past senior leadership experience in the supply chain/logistics industry, domestic and international operations, marketing and business development.

Director since 2011 Age: 54
Tamara L. Lundgren, is President and Chief Executive Officer of Schnitzer Steel Industries, Inc., a position she has held since 2008. Schnitzer Steel is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with $3.3 billion in annual revenue and 119 operating facilities in the U.S., Puerto Rico and Canada. Ms. Lundgren joined Schnitzer Steel in 2005 as Chief Strategy Officer and subsequently served as Executive Vice President and Chief Operating Officer from 2006 until 2008. Prior to joining Schnitzer Steel, Ms. Lundgren was a managing director at JP Morgan Chase in London and managing director at Deutsche Bank AG in New York and London. Before joining Deutsche Bank, Ms. Lundgren was a partner at the law firm of Hogan & Hartson, LLP in Washington, D.C.
Other Public Board Memberships
• Schnitzer Steel Industries, Inc.
Other Relevant Experience
• Director of the Federal Reserve Bank of San Francisco, Portland
Qualifications. The Board nominated Ms. Lundgren as a director because of her experience as President and Chief Executive Officer of a public company and her experience in operations, strategy, finance and corporate law.

Director since 2012 Age: 55
Eugene A. Renna, retired from ExxonMobil Corporation in January 2002 where he was an Executive Vice President. He was President and Chief Operating Officer of Mobil Corporation, and a member of its Board of Directors, until the time of its merger with Exxon Corporation in 1999. As President and Chief Operating Officer of Mobil, Mr. Renna was responsible for overseeing all of its global exploration and production, marketing and refining, and chemicals and technology business activities. Mr. Renna’s career with Mobil began in 1968 and included a range of senior management roles in marketing, refining, domestic and international operations, planning and economics.
Other Public Board Memberships
• A past Director of Fortune Brands, Inc. (until December 2007)
• A past Director of ExxonMobil (until January 2002)
Qualifications.  The Board nominated Mr. Renna as a director because of his years in senior management positions in large, global public companies as well as his oversight and experience in the areas of finance, marketing and domestic and international operations.

Director since 2002 Age: 68

Abbie J. Smith, is the Boris and Irene Stern Distinguished Service Professor of Accounting at the University of Chicago Booth School of Business. She joined their faculty in 1980 upon completion of her Ph.D. in Accounting at Cornell University. The primary focus of her research is corporate restructuring, transparency and corporate governance. She was nominated for a 2005 Smith Breeden Prize for her publication in The Journal of Finance and has received a Marvin Bower Fellowship from the Harvard Business School, a McKinsey Award for Excellence in Teaching and a GE Foundation Research Grant.
Other Public Board Memberships
• HNI Corporation
• DFA Investment Dimensions Group Inc.
• Dimensional Investment Group Inc.
Other Memberships
• Trustee of certain Chicago-based UBS Funds
Qualifications.  The Board nominated Ms. Smith as a director because of her accomplished educational background and academic experience in accounting, as well as her published works and significant contributions in the areas of accounting and corporate governance.

Director since 2003 Age: 59

NOMINEES FOR DIRECTOR
FOR A TERM OF OFFICE EXPIRING AT THE 2015 ANNUAL MEETING

Robert E. Sanchez, is President and Chief Executive Officer of Ryder System, Inc., a position he has held since January 1, 2013. He was also elected to Ryder's Board on January 1, 2013. Mr. Sanchez joined Ryder in 1993 and has served in positions in increasing responsibility, including a broad range of leadership positions in both of Ryder's business segments. Mr. Sanchez most recently served as President and Chief Operating Officer from February 2012 to December 2012. Prior to that position, he served as President of Global Fleet Management Solutions, Ryder's largest business segment, from September 2010 to February 2012. Mr. Sanchez also served as Executive Vice President and Chief Financial Officer from October 2007 to September 2010; as Executive Vice President of Operations, U.S. Fleet Management Solutions from October 2005 to October 2007; and as Senior Vice President and Chief Information Officer from January 2003 to October 2005. Mr. Sanchez has been a member of Ryder's Executive Leadership team since 2003.
Other Public Board Memberships
• Texas Instruments Incorporated
Other Relevant Experience
• Director of the Truck Renting and Leasing Association
Qualifications. The Board nominated Mr. Sanchez as a director because of his role as President and Chief Executive Officer and his years of senior leadership experience at Ryder, including his experience as President and Chief Operating Officer of Ryder, leadership experience in both of Ryder's business units and his oversight and experience in the areas of global operations, finance and information technology.

Director since 2013 Age: 47

NOMINEES FOR DIRECTOR
FOR A TERM OF OFFICE EXPIRING AT THE 2014 ANNUAL MEETING

Michael F. Hilton, is President and Chief Executive Officer of Nordson Corporation, a position he has held since he joined Nordson in 2010. Nordson engineers, manufactures and markets products and systems used for dispensing adhesives, coatings, sealants, biomaterials and other materials in a wide variety of end markets. Prior to joining Nordson, Mr. Hilton served as Senior Vice President and General Manager of Air Products & Chemicals, Inc. from 2007 until 2010 with specific responsibility for leading the company's global Electronics and Performance Materials segment. Mr. Hilton joined Air Products in 1976 where he held roles of increasing responsibility in a variety of staff, management and operations positions. Air Products serves customers in industrial, energy, technology and healthcare markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, equipment and services.
Other Public Board Memberships
• Nordson Corporation
Qualifications. The Board nominated Mr. Hilton as a director because of his experience as President and Chief Executive Officer of a public company and his past senior leadership and global operations experience with oversight of large business units.

Director since 2012 Age: 58

DIRECTORS CONTINUING IN OFFICE

John M. Berra, served as Chairman of Emerson Process Management, a global leader in providing solutions to customers in process control, and Executive Vice President of Emerson Electric Company, until he retired in October 2010. Prior to October 2008, he served as President of Emerson Process Management. Mr. Berra joined Emerson’s Rosemount division as a marketing manager in 1976 and thereafter continued assuming more prominent roles in the organization until 1997 when he was named President of Emerson’s Fisher-Rosemount division (now Emerson Process Management). Prior to joining Emerson, Mr. Berra was an instrument and electrical engineer with Monsanto Company.
Other Public Board Memberships
• National Instruments
Other Relevant Experience
• A past Advisory Director to the Board of Directors of Emerson Electric Company (until October 2010)
Qualifications.  The Board nominated Mr. Berra as a director because of his years in positions of executive oversight and senior leadership in a global company with a diversified business as well as his experience in global marketing and operations and expertise in technology and engineering.

Director since 2003 Age: 65

L. Patrick Hassey, served as Chairman and Chief Executive Officer of Allegheny Technologies Incorporated (ATI), a global leader in the production of specialty materials until he retired in May 2011. He also served as President of ATI until August 2010. Mr. Hassey became Chairman in 2004 and President and Chief Executive Officer in 2003. Prior to October 2003, Mr. Hassey served as an outside management consultant to ATI executive management. Before joining ATI, Mr. Hassey served as Executive Vice President and a member of the corporate executive committee of Alcoa, Inc. from May 2000 until his early retirement in February 2003. He served as Executive Vice President of Alcoa and Group President of Alcoa Industrial Components from May 2000 to October 2002. Prior to May 2000, Mr. Hassey served as Executive Vice President of Alcoa and President of Alcoa Europe, Inc.
Other Public Board Memberships
• Alpha Natural Resources, Inc.
Qualifications.  The Board nominated Mr. Hassey as a director because of his experience as a Board Chairman, President and Chief Executive Officer and years in positions of executive oversight and senior leadership in large, global public companies as well as his experience in domestic and international operations.

Director since 2005 Age: 67
Luis P. Nieto, Jr., served as President of the Consumer Foods Group for ConAgra Foods Inc. from 2007 until he retired in 2009. Mr. Nieto joined ConAgra in 2005 and held various leadership positions, including President of the Meats Group and Refrigerated Foods Group. ConAgra Foods is one of the largest packaged foods companies in North America. Prior to joining ConAgra, Mr. Nieto was President and Chief Executive Officer of the Federated Group, a leading private label supplier to the retail grocery and foodservice industries from 2002 to 2005. From 2000 to 2002, he served as President of the National Refrigerated Products Group of Dean Foods Company. Prior to joining Dean Foods, Mr. Nieto held positions in brand management and strategic planning with Mission Foods, Kraft Foods and the Quaker Oats Company. Mr. Nieto is the President of Nieto Advisory LLC, a consulting firm.
Other Public Board Memberships
• AutoZone, Inc.
Qualifications.  The Board nominated Mr. Nieto as a director because of his senior leadership and executive oversight experience as well as his finance and operational experience, which includes supply chain/logistics oversight, and expertise in brand management/marketing and strategic planning.

Director since 2007 Age: 57

E. Follin Smith, served as the Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Constellation Energy Group, Inc. until May 2007, then the nation’s largest competitive supplier of electricity to large commercial and industrial customers and the nation’s largest wholesale power seller. Ms. Smith joined Constellation Energy Group as Senior Vice President, Chief Financial Officer in June 2001 and was appointed Chief Administrative Officer in December 2003. Before joining Constellation Energy Group, Ms. Smith was Senior Vice President and Chief Financial Officer of Armstrong Holdings, Inc., the global leader in hard-surface flooring and ceilings. Prior to joining Armstrong, Ms. Smith held various senior financial positions with General Motors, including Chief Financial Officer for General Motors’ Delphi Chassis Systems division.
Other Public Board Memberships
• Discover Financial Services
• Kraft Foods Group
Qualifications.  The Board nominated Ms. Smith as a director because of her past experience as Chief Financial Officer and Chief Administrative Officer of public companies and other senior management experience, which includes oversight of finance, human resources, risk management, legal and information technology functions.

Director since 2005 Age: 53
Gregory T. Swienton, is Executive Chair of Ryder System, Inc. He was appointed Chair of Ryder's Board in May 2002. Mr. Swienton became Executive Chair of Ryder on January 1, 2013 when he retired as Chief Executive Officer. Mr. Swienton served as Chief Executive Officer from November 2000 until December 2012. Mr. Swienton joined Ryder as President and Chief Operating Officer in June 1999. Before joining Ryder, Mr. Swienton was Senior Vice President - Growth Initiatives of Burlington Northern Santa Fe Corporation (BNSF). Prior to that, he was BNSF's Senior Vice President - Coal and Agricultural Commodities Business Unit and previously had been Senior Vice President of its Industrial and Consumer Units. He joined the former Burlington Northern Railroad in June 1994 as Executive Vice President - Intermodal Business Unit. Prior to joining Burlington Northern, Mr. Swienton was Executive Director - Europe and Africa of DHL Worldwide Express in Brussels, Belgium from 1991 to 1994, and prior to that, he was DHL's Managing Director - Western and Eastern Europe from 1988 to 1990, also located in Brussels. For the five years prior to these assignments, Mr. Swienton was Regional Vice President of DHL Airways, Inc. in the United States. From 1971 to 1982, Mr. Swienton held various national account, sales and marketing positions with AT&T and Illinois Bell Telephone Company.
Other Public Board Memberships
• Harris Corporation
• Lennox International Inc.
Qualifications. The Board nominated Mr. Swienton as a director because of his past experience and successful tenure as Chief Executive Officer and President and Chief Operating Officer of Ryder, as well as other senior leadership experience at large, global public companies and extensive experience in the transportation and supply chain/logistics industries, domestic and international operations and business development.

Director since 1999 Age: 63

Hansel E. Tookes, II, served as President of Raytheon International until he retired from Raytheon Company in December 2002. He joined Raytheon in September 1999 as President and Chief Operating Officer of Raytheon Aircraft Company. He was appointed Chief Executive Officer in January 2000 and Chairman in August 2000. Mr. Tookes became President of Raytheon International in May 2001. Prior to joining Raytheon in 1999, Mr. Tookes served as President of Pratt & Whitney’s Large Military Engines Group since 1996. He joined Pratt & Whitney’s parent company, United Technologies Corporation in 1980. Mr. Tookes was a Lieutenant Commander and military pilot in the U.S. Navy and later served as a commercial pilot with United Airlines.
Other Public Board Memberships
• Corning Incorporated
• NextEra Energy, Inc. (formerly FPL Group, Inc.)
• Harris Corporation
Qualifications.  The Board nominated Mr. Tookes as a director because of his past executive oversight and senior management experience of large, global companies with diversified businesses as well as his significant operational experience in the transportation industry and the U.S. military and expertise in government contracts.

Director since 2002 Age: 65

CORPORATE GOVERNANCE
We maintain a Corporate Governance page at www.ryder.com, which includes our Corporate Governance Guidelines and the following additional materials relating to corporate governance:

•	Principles of Business Conduct

•	Committee Charters

•	Board - Background and Experience

•	Board Committees - Description of Committees, Charters and Current Members

•	How to Contact our Directors
The Corporate Governance Guidelines set forth our governance principles relating to, among other things:

•	Director independence (including our categorical director independence standards)

•	Director qualifications and responsibilities

•	Board structure; director resignation policy

•	Director compensation

•	Management succession

•	Periodic Board evaluation
The Principles of Business Conduct apply to our officers, employees and Board members and cover all areas of professional conduct including conflicts of interest, confidentiality, compliance with law and mechanisms to report known or suspected wrongdoing. The Principles of Business Conduct include a Code of Ethics applicable to our Chief Executive Officer, Chief Financial Officer and senior financial management. Any changes to these documents will be posted on our website. Any waivers to our Principles of Business Conduct for Board members or our executive officers granted by the Governance Committee will be posted on our website and may be disclosed in a public filing made with the Securities and Exchange Commission (SEC).
BOARD OF DIRECTORS
Director Independence
It is our policy that a substantial majority of the members of our Board and all of the members of our Audit Committee, Compensation Committee, Governance Committee and Finance Committee qualify as independent under the NYSE corporate governance listing standards.
To assist it in making independence determinations, our Board has adopted categorical director independence standards, which are part of our Corporate Governance Guidelines. Specifically, the Board determined that each of the following transactions or relationships will not, by itself, be deemed to create a material relationship for the purpose of determining a director’s independence:

•
Prior Employment of Director.    The director was employed by us or was personally working on our audit as an employee or partner of our independent registered certified public accounting firm, and over five years have passed since such employment, partnership or auditing relationship ended.

•
Employment of Immediate Family Member.    (i) An immediate family member was an officer of ours or was personally working on our audit as an employee or partner of our independent registered certified public accounting firm, and over five years have passed since such employment, partnership or auditing relationship ended; or (ii) an immediate family member is currently employed by us in a non-officer position, or by our independent registered certified public accounting firm not as a partner and not participating in the firm’s audit, assurance or tax compliance practice.

•
Interlocking Directorships.    An executive officer of ours served on the board of directors of a company that employed the director or employed an immediate family member as an executive officer, and over five years have passed since either such relationship ended.

•
Commercial Relationships.    The director is an employee (or a director’s immediate family member is an executive officer) of a company that makes or has made payments to, or receives or has received payments (other than contributions, if the company is a tax-exempt organization) from, us for property or services, and the amount of such payments has not within any of such other company’s three most recently completed fiscal years exceeded one percent (or $1 million, whichever is greater) of such other company’s consolidated gross revenues for such year.

•
Indebtedness Relationships.    A director or an immediate family member is a partner, greater than 10% shareholder, director or officer of a company that is indebted to us or to which we are indebted, and the aggregate amount of such debt is less than one percent (or $1 million, whichever is greater) of the total consolidated assets of the indebted company.

•
Charitable Relationships.    A director is a trustee, fiduciary, director or officer of a tax-exempt organization to which we make contributions, and the contributions to such organization by us have not, within any of such organization’s three most recently completed fiscal years, exceeded one percent (or $250,000, whichever is greater) of such organization’s consolidated gross revenues for such year.

For purposes of these independence standards, an “immediate family member” includes a director’s spouse, parents, children, siblings, mother- and father-in-law, son- and daughter-in-law, brother- and sister-in-law, and anyone (other than domestic employees) who shares such director’s home.
Pursuant to our Corporate Governance Guidelines, the Board undertakes an annual review of director independence, which includes a review of each director’s responses to questionnaires asking about any relationships with us. This review is designed to identify and evaluate any transactions or relationships between a director or any member of his or her immediate family and us or members of our senior management.
In the ordinary course of business, transactions may occur between us and entities with which some of our directors are or have been affiliated. During 2013, in connection with its evaluation of director independence, our Board reviewed transactions between us and any company that has any of our directors or family members of our directors serving as executive officers. Specifically, Mr. Eck, Mr. Hilton and Ms. Lundgren serve as executives of companies that lease vehicles or receive other services from us, and family members of Mr. Berra and Ms. Lundgren serve as executive officers of companies that lease vehicles from us. We reviewed each of these commercial relationships and found that all the transactions between us and the relevant company were made in the ordinary course of business and were negotiated at arm’s length. Furthermore, each of these commercial relationships was below the threshold set forth in our categorical director independence standards (i.e., one percent of such other company’s consolidated gross revenues for such year or $1 million, whichever is greater). As a result, our Board determined that none of these commercial relationships impaired the independence of the relevant director.
Additionally, we reviewed charitable donations made by the Company (other than contributions made through our Matching Gifts to Education Program for employees and directors, which is described on page 54) to tax exempt organizations where our directors serve as a trustee or director. Specifically, Ms. Lundgren and Mr. Tookes serve on the boards of organizations to which the Company makes or has made charitable contributions. We reviewed these charitable relationships and found that all contributions made by the Company were made in the ordinary course, at arm’s length and consistent with our charitable giving policies and procedures. Furthermore, these charitable relationships were below the threshold set forth in our categorical director independence standards (i.e., one percent of such organization’s consolidated gross revenues for such year or $250,000, whichever is greater). As a result, our Board determined that these charitable relationships do not impair Ms. Lundgren's or Mr. Tookes' independence.
Based on its independence review and after considering the transactions described above, the Board determined that each of the following directors (which together constitute all of the members of the Board other than Mr. Swienton and Mr. Sanchez) is independent: James S. Beard, John M. Berra, Robert J. Eck, L. Patrick Hassey, Michael F. Hilton, Tamara L. Lundgren, Luis P. Nieto, Jr., Eugene A. Renna, Abbie J. Smith, E. Follin Smith and Hansel E. Tookes, II.
Communications with the Board
Shareholders and other interested parties can communicate with our independent directors as a group through an external toll-free hotline number (7 days a week/24 hours a day), through the Corporate Governance page of our website at www.ryder.com, or by mailing their communication to Independent Directors, c/o Corporate Secretary, Ryder System, Inc., 11690 N.W. 105 Street, Miami, Florida 33178. Any communications received from interested parties in the manner described above will be collected and organized by our Corporate Secretary and will be periodically, but in any event prior to each regularly-scheduled Board meeting, reported and/or delivered to our independent directors. The Corporate Secretary will not forward spam, junk mail, mass mailings, service complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate materials to the independent directors. Correspondence relating to certain of these matters such as service issues may be distributed internally for review and possible response. The procedures for communicating with our independent directors as a group are available on the Corporate Governance page of our website at www.ryder.com.
Our Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding questionable accounting, internal control, financial improprieties or auditing matters. Any of our employees or members of the general public may confidentially communicate concerns about any of these matters to any supervisor or manager, the Chief Legal Officer, the Senior Vice President of Internal Audit and the Global Compliance Officer, or on a confidential and/or anonymous basis by way of a third party toll-free hotline number and web-based portal (www.ryder.alertline.com), an internal ethics phone line, ethics@ryder.com, or to members of our Audit Committee at audit@ryder.com. All of the reporting mechanisms are publicized on our website at www.ryder.com, in our Principles of Business Conduct, through compliance training and wallet cards, brochures and location posters. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal control, financial improprieties or auditing matters and if it does, it will be handled in accordance with the procedures established by the Audit Committee. A summary of all complaints, of whatever type, received through the reporting mechanisms are reported to the Audit Committee at each regularly-scheduled Audit Committee meeting. Matters requiring immediate attention are promptly forwarded to the Chair of the Audit Committee.
Board Meetings
The Board held 6 regular and no special meetings in 2012. Each of the directors attended 75% or more of the aggregate number of meetings of the Board and Committees on which the director served in 2012. Our independent directors meet in outside directors session without management present as part of each regularly-scheduled Board meeting. Our Lead Independent Director presides over these outside directors sessions.
We expect each of our directors to attend our Annual Meeting of Shareholders. Because the Board holds one of its regularly-scheduled meetings in conjunction with our Annual Meeting, unless one or more members of the Board are unable to attend, all of the members of the Board are present for the Annual Meeting. All of our directors attended the 2012 Annual Meeting.
Board Leadership Structure
Ryder combines the positions of Chief Executive Officer (CEO) and Chair of the Board. Ryder believes that the CEO, as a Company executive, is in the best position to fulfill the Chair’s responsibilities, including those related to identifying emerging issues facing Ryder, communicating essential information to the Board about Ryder’s performance and strategies, and preparing agendas for the Board.
In order to mitigate any potential disadvantages of a combined CEO and Chair, the Board has developed the role of a strong Lead Independent Director to facilitate and strengthen the Board’s independent oversight of Company performance, strategy and succession planning and to uphold effective governance standards. Ryder’s Corporate Governance Guidelines establish that the Board members shall appoint a Lead Independent Director. The position of the Lead Independent Director is rotated periodically in accordance with our Corporate Governance Guidelines and is currently held by E. Follin Smith.
The Lead Independent Director’s duties, which are listed in our Corporate Governance Guidelines, include:

•	Presiding at all meetings of the Board at which the Chair is not present, including outside directors sessions of the independent directors;

•	Serving as the liaison between the Chair and the independent directors;

•	Serving as a liaison between the Board and management to obtain the types and forms of information that the Board needs;

•	Requesting and previewing information sent to the Board as necessary;

•	Communicating with management regarding presentations for the Board;

•	Approving meeting agendas for the Board; and

•	Approving meeting schedules to assure that there is sufficient time for discussion of all agenda items.

In addition, the Lead Independent Director has the authority to call meetings of the independent directors and if requested by major shareholders, is available for consultation and direct communication with these shareholders to discuss their concerns and expectations.
Board Committees
The Board has four standing committees — Audit, Compensation, Corporate Governance and Nominating and Finance. All of the Committees are composed entirely of independent directors who meet in outside directors session without management present as part of each regularly-scheduled Committee meeting. The table below provides current membership and 2012 meeting information for each of the Committees.

Name	Audit	Compensation	Corporate Governance & Nominating	Finance
James S. Beard		Member		Member
John M. Berra		Member		Member
Robert J. Eck		Member	Member
L. Patrick Hassey		Chair	Member
Michael F. Hilton		Member	Member
Tamara L. Lundgren	Member			Member
Luis P. Nieto, Jr.	Member			Chair
Eugene A. Renna		Member		Member
Robert E. Sanchez
Abbie J. Smith	Chair			Member
E. Follin Smith*	Member		Chair
Gregory T. Swienton**
Hansel E. Tookes, II	Member		Member
2012 Meetings	10	5	5	6

*	Lead Independent Director

**	Chair of the Board
We have adopted written Charters for each of the Committees that comply with the NYSE’s corporate governance listing standards, applicable provisions of the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley) and SEC rules. Each Committee Charter sets forth the respective Committee’s responsibilities, and provides for a periodic review of such Charter and an annual evaluation of the respective Committee’s performance. The Charters grant each Committee the authority to obtain the advice and assistance of, and receive appropriate funding from us for, outside legal, accounting or other advisors as the Committee deems necessary to fulfill its obligations. The specific powers and responsibilities of the various Committees are set forth in more detail in their Charters, which are available on the Corporate Governance page of our website at www.ryder.com.

AUDIT COMMITTEE
Responsibilities
The Audit Committee’s responsibilities include:

•	appointing, overseeing and determining the compensation and independence of our independent registered certified public accounting firm;

•	approving the scope of the annual audit and the related audit fees as well as the scope of internal audit procedures;

•	reviewing audit results, financial disclosure and earnings guidance;

•	overseeing investigations into accounting and financial complaints; and

•	reviewing, discussing and overseeing the process by which we assess and manage risk.
The Audit Committee meets in outside directors session, consisting exclusively of independent directors, at the end of every regularly-scheduled Audit Committee meeting (other than telephonic meetings). Our Chief Financial Officer, our Controller, our Senior Vice President of Internal Audit and representatives of our independent registered certified public accounting firm participate in Audit Committee meetings to assist the Audit Committee in its discussion and analysis of the various agenda items. Members of management are generally excused from the Audit Committee meetings as appropriate. The Audit Committee also meets individually with our Senior Vice President of Internal Audit, representatives of our independent registered certified public accounting firm and our Chief Financial Officer, at the end of every regularly-scheduled Audit Committee meeting (other than telephonic meetings); and meets individually with our Controller at the end of a regularly-scheduled Audit Committee meeting at least once per year.
Independence and Financial Expertise
The Board reviewed the background, experience and independence of the Audit Committee members based in large part on the directors’ responses to questions relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Audit Committee:

•	meets the independence requirements of the NYSE’s corporate governance listing standards and our categorical director independence standards;

•	meets the enhanced independence standards for audit committee members required by the SEC;

•	is financially literate, knowledgeable and qualified to review financial statements; and

•	qualifies as an “audit committee financial expert” under SEC rules.
COMPENSATION COMMITTEE
Responsibilities
The Compensation Committee’s responsibilities include:

•	overseeing, reviewing and approving our executive and director compensation policies and programs;

•	approving compensation actions for direct reports to the CEO and recommending compensation actions for the CEO for consideration by the independent directors;

•	approving and recommending the appointment of new officers; and

•	reviewing and discussing the Compensation Discussion and Analysis included in this proxy statement to determine whether to recommend it for inclusion in our proxy statement.
Compensation Committee Processes and Procedures
Meetings.    The Compensation Committee meets at least five times each year in February, May, July, October and December. Each year in December, the Compensation Committee reviews and approves an agenda schedule for the following year. The agenda schedule outlines the various topics the Compensation Committee will consider during the year to ensure that the Compensation Committee adequately fulfills its responsibilities under its Committee Charter. The Compensation Committee considers other topics during the year as needed to fulfill its responsibilities. Our Chief Administrative Officer (CAO) works closely with the Chair of the Compensation Committee prior to each Compensation Committee meeting to ensure that the information presented to the Compensation Committee in connection with the items to be discussed and/or approved is clear and comprehensive.

The CAO, CEO, Vice President of Compensation and Benefits and an attorney from our legal department participate in Compensation Committee meetings to assist the Compensation Committee in its discussion and analysis of the various agenda items. These individuals are generally excused from the meetings as appropriate, including for discussions regarding their own compensation. The Compensation Committee meets in outside directors session, consisting exclusively of independent directors, at the end of every regularly-scheduled meeting.
Authority, Role of Management and Delegation.    The Compensation Committee is responsible for reviewing and approving all of the components of our executive compensation program as well as the compensation program for our Board. New executive compensation plans and programs must be approved by the full Board based on recommendations made by the Compensation Committee. The Compensation Committee, with input from the CEO, is responsible for setting the compensation of all of our other named executive officers. Our independent directors, acting as a group, are responsible for setting CEO compensation based on recommendations from the Compensation Committee. Pursuant to the terms of its Charter, the Compensation Committee may delegate all or a portion of its responsibilities relating to retirement plans to the Company's Retirement Committee. For additional discussion of the Compensation Committee's processes and procedures for the consideration and determination of executive compensation, please see the discussion under “Compensation Setting Process” in our Compensation Discussion and Analysis on page 27 of this proxy statement.
Use of Compensation Consultants.    The Compensation Committee has authority to retain compensation consultants, outside legal counsel and other advisors to assist it in fulfilling its responsibilities and during 2012, retained Frederic W. Cook & Co. (Cook) to serve as its independent compensation consultant. For further discussion of the role that Cook played in setting executive compensation during 2012, please see the discussion under “Compensation Setting Process” in our Compensation Discussion and Analysis later in this proxy.
Compensation Committee Interlocks and Insider Participation.    During the fiscal year ended December 31, 2012, James S. Beard, John M. Berra, Robert J. Eck, L. Patrick Hassey, Michael F. Hilton, Eugene A. Renna and Lynn M. Martin served as members of the Compensation Committee, and none of these directors was, during 2012, an officer or employee of Ryder, or was formerly an officer of Ryder. There were no transactions during the 2012 fiscal year between us and any of the directors who served as members of the Compensation Committee for any part of the 2012 fiscal year that would require disclosure by Ryder under the SEC’s rules requiring disclosure of certain relationships and related party transactions.
CORPORATE GOVERNANCE AND NOMINATING COMMITTEE
Responsibilities
The Governance Committee’s responsibilities include:

•	recommending criteria for Board membership;

•	identifying qualified individuals to serve as directors;

•	reviewing the qualifications of director candidates, including those recommended by our shareholders pursuant to our By-Laws;

•	recommending to the Board the nominees to be proposed by the Board for election as directors at our Annual Meeting of Shareholders;

•	recommending the size, structure, composition and functions of Board Committees;

•	reviewing and recommending changes to the Charters of each Committee of the Board;

•	overseeing the Board evaluation process as well as the annual CEO evaluation process;

•	reviewing and recommending changes to our Corporate Governance Guidelines and Principles of Business Conduct; and

•	identifying and analyzing trends in public policy, public affairs and corporate responsibility.
Our Chief Legal Officer participates in Governance Committee meetings to assist the Governance Committee in its discussion and analysis of the various agenda items. Members of management are generally excused from the Governance Committee meetings as appropriate.

Process for Nominating Directors
In identifying individuals to nominate for election to our Board, the Governance Committee seeks candidates that:

•	have a high level of personal integrity and exercise sound business judgment;

•	are highly accomplished in their fields, with superior credentials and recognition and have a reputation, both personal and professional, consistent with our image and reputation;

•	have relevant expertise and experience and are able to offer advice and guidance to our senior management;

•	have an understanding of, and concern for, the interests of our shareholders; and

•	have sufficient time to devote to fulfilling their obligations as directors.
The Governance Committee will seek to identify individuals who would qualify as independent under applicable NYSE listing standards and our categorical director independence standards, and who are independent of any particular constituency. The Governance Committee may, based on the composition of the Board, seek individuals that have specialized skills or expertise, experience as a leader of another public company or major complex organization, or relevant industry experience. In addition, while Ryder does not have a formal, written diversity policy, the Governance Committee will attempt to select candidates who will assist in making the Board a diverse body. Ryder believes that a diverse group of directors brings a broader range of experiences to the Board and generates a greater volume of ideas and perspectives, and therefore, is in a better position to make complex decisions. In addition, Ryder believes its shareholders appreciate a diverse board, which is more reflective of the overall investment community. The Governance Committee uses feedback from its Board and Committee evaluation process, as well as a Board Composition Matrix, which each director completes, to assist in determining the proper mix of director experience and diversity, and to assist in the identification and selection of candidates for nomination.
Generally, the Governance Committee identifies individuals for service on our Board through the Governance Committee’s retention of experienced director search firms that are paid to use their extensive resources and networks to find qualified individuals who meet the qualifications established by the Board. These search firms create a comprehensive record of a candidate’s background, business and professional experience and other information that would be relevant to the Governance Committee in determining a candidate’s capabilities and suitability. The Governance Committee will also consider qualified candidates who are proposed by other members of the Board, our senior management and, to the extent submitted in accordance with the procedures described below, our shareholders. The Governance Committee will not consider a director candidate unless the candidate has expressed his or her willingness to serve on the Board if elected and the Governance Committee has received sufficient information relating to the candidate to determine whether he or she meets the qualifications established by the Board.
If a shareholder would like to recommend a director candidate to the Governance Committee, he or she must deliver to the Governance Committee the same information and statement of willingness to serve described above. In addition, the recommending shareholder must deliver to the Governance Committee a representation that the shareholder owns shares of our common stock and intends to continue holding those shares until the relevant Annual Meeting of Shareholders as well as a representation regarding the shareholder’s direct and indirect relationship to the suggested candidate. This information should be delivered to us at:
11690 N.W. 105 Street
Miami, Florida 33178
Attention: Corporate Secretary
This information must be delivered to the Governance Committee no earlier than 120 and no later than 90 days prior to the one-year anniversary of the date of the prior year’s Annual Meeting of Shareholders. Any candidates properly recommended by a shareholder will be considered and evaluated in the same way as any other candidate submitted to the Governance Committee.
Upon receipt of this information, the Governance Committee will evaluate and discuss the candidate’s qualifications, skills and characteristics in light of the current composition of the Board. The Governance Committee may request additional information from the recommending party or the candidate in order to complete its initial evaluation. If the Governance Committee determines that the individual would be a suitable candidate to serve as one of our directors, the candidate will be asked to meet with members of the Governance Committee, members of the Board and/or members of senior management, including in each case, our CEO, to discuss the candidate’s qualifications and ability to serve on the Board. Based on the Governance Committee’s discussions and the results of these meetings, the Governance Committee will recommend a nominee or nominees for election to the Board either by our shareholders at our Annual Meeting of Shareholders or by the Board to fill vacancies on the Board between Annual Meetings. The Board will, after consideration of the Governance Committee’s recommendations, nominate a slate of directors for election by our shareholders, or for purposes of filling vacancies, elect a nominee to the Board. Pursuant to our Corporate Governance Guidelines, each incumbent director nominee must agree to tender his or her resignation for consideration by the Board if the director fails to receive the required number of votes for re-election in accordance with the By-Laws.
If a shareholder would like to nominate one or more directors for election at the Annual Meeting of Shareholders without involving the Governance Committee, it must comply with all of the requirements set forth in our By-Laws.
FINANCE COMMITTEE
Responsibilities
The Finance Committee’s responsibilities include:

•	reviewing our overall financial goals, liquidity position, arrangements and requirements;

•	reviewing, approving and recommending certain capital expenditures, issuances of debt and equity securities, dividend policy and pension contributions; and

•	reviewing our relationships with rating agencies, banks and analysts, and reviewing and managing our economic and insurance risk program and tax planning.
Our Chief Financial Officer and our Treasurer participate in Finance Committee meetings to assist the Finance Committee in its discussion and analysis of the various agenda items. Members of management are generally excused from the Finance Committee meetings as appropriate.
RISK MANAGEMENT
Enterprise Risk Management
We understand that risk is present in our everyday business and organizational strategy and risk-taking is a necessary part of growing and operating a business. Consequently, we have implemented an enterprise risk management (ERM) program to provide management and our Board with a robust and holistic top-down view of key risks facing Ryder.
Our ERM program was developed under the direction and supervision of our Chief Legal Officer and Chief Financial Officer with the assistance of external experts, and is managed by our Global Compliance Officer and Senior Vice President of Internal Audit, all of whom provide updates on risk to the Committees and full Board on a regular basis and give a formal presentation at least once per year.
The ERM program is structured so that the Board is responsible for oversight of our ERM process and the CEO and leadership team are responsible for risk identification, management and communication under our ERM processes. We believe that effective Board oversight of the ERM process is a key element in the preservation and enhancement of shareholder value. Specifically, our Board and Committees:

•
Discuss with management of both operational and administrative functions the effectiveness of risk management processes in identifying, assessing and managing the organization’s most significant enterprise-wide risk exposures.

•	Receive an ERM report from the Chief Legal Officer and Global Compliance Officer at least annually.

•
Receive a report from the Senior Vice President of Internal Audit at least annually regarding identification of enterprise risks and audit activities to assess the controls and processes regarding such risks.

•
Receive written updates and presentations on the ERM reports and our ERM program at every regularly scheduled meeting, and discuss with management the most significant risks that are identified and managed by Ryder.

•	Discuss and receive updates from management on the various controls and mitigating actions Ryder is taking to mitigate significant risks.

•	Review Ryder’s significant risks and consider such risks when overseeing Ryder’s strategic and business decisions.

In addition, all significant risks identified by our ERM program or in the ERM reports are communicated to and discussed with the Board and/or one or more of the Committees. For example, our process calls for all risks that may have a material impact on our financial statements or disclosures to be brought before the Audit Committee. Risks involving capital structure or access to capital are discussed with the Finance Committee. We communicate risks associated with executive compensation and benefit programs to our Compensation Committee. The Governance Committee receives reports from management on governance and reputational risks Ryder has identified through our ERM program.
Although Ryder’s ERM program is structured with formal processes, it remains flexible enough to adjust to changing economic, business and regulatory developments and is founded on clear lines of communication to the leadership team, the Board and its Committees. In addition, the Company periodically commissions an external assessment of its ERM program and its risk assessment processes to ensure that they are in line with industry practices and are effectively identifying, monitoring and mitigating enterprise-wide risks.
RELATED PERSON TRANSACTIONS
In accordance with our written Policies and Procedures Relating to Related Person Transactions, all “related person transactions” are subject to review, approval or ratification by the Governance Committee. For purposes of the Policies and Procedures, and consistent with Item 404 of Regulation S-K, a “related person transaction” is:

•	any transaction in which we or a subsidiary of ours is a participant, the amount involved exceeds $120,000 and a “related person” has a direct or indirect material interest; or

•	any material amendment to an existing related person transaction.
“Related persons” are our executive officers, directors, nominees for director, any person who is known to be the beneficial owner of more than 5% of any class of our voting securities and any immediate family member of any of the foregoing persons.
The Governance Committee is responsible for reviewing and determining whether to approve related person transactions. In considering whether to approve a related person transaction, the Governance Committee considers the following factors, to the extent relevant:

•	whether the terms of the related person transaction are fair to us and on the same basis as would apply if the transaction did not involve a related person;

•	whether there are business reasons for us to enter into the related person transaction;

•	whether the related person transaction would impair the independence of an outside director; and

•
whether the related person transaction would present an improper conflict of interest for any of our directors or executive officers, taking into account the size of the transaction, the overall financial position of the director, executive officer or related person, the direct or indirect nature of the director’s, executive officer’s or related person’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Governance Committee deems relevant.

There were no related person transactions during 2012.

RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
(Proposal 2)
Our Audit Committee appointed PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2013 fiscal year. Although shareholder ratification of the appointment of PricewaterhouseCoopers LLP is not required, the Board believes that submitting the appointment to the shareholders for ratification is a matter of good corporate governance. The Audit Committee will consider the outcome of this vote in future deliberations regarding the appointment of our independent registered certified public accounting firm. Representatives of PricewaterhouseCoopers LLP will be present at the 2013 Annual Meeting of Shareholders to respond to questions and to make a statement if they desire to do so.
Fees and Services of Independent Registered Certified Public Accounting Firm
Fees billed for services by PricewaterhouseCoopers LLP for the 2012 and 2011 fiscal years were as follows ($ in millions):

	2012	2011
Audit Fees	$4.0	$3.7
Audit-Related Fees	0.5	0.4
Tax Fees[1]	0.3	0.3
All Other Fees	*	*
Total Fees	$4.8	$4.4

1	All of the tax fees paid in 2012 and 2011 relate to tax compliance services.
*	All Other Fees consist of $1,800 in 2012 and 2011 for research tools provided on a subscription basis.
Audit Fees primarily represent amounts for services related to the audit of our consolidated financial statements and internal control over financial reporting, a review of financial statements included in our Forms 10-Q (or other periodic reports or documents filed with the SEC), statutory or financial audits for our subsidiaries or affiliates, and consultations relating to financial accounting or reporting standards.
Audit-Related Fees represent amounts for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. These services include audits of employee benefit plans, consultations concerning matters relating to Section 404 of Sarbanes-Oxley and due diligence.
Tax Fees represent amounts for U.S. and international tax compliance services (including review of our federal, state, local and international tax returns), tax advice and tax planning, in accordance with our approval policies described below.
Approval Policy
All services rendered by our independent registered certified public accounting firm are either specifically approved (including the annual financial statements audit) or are pre-approved by the Audit Committee in each instance in accordance with our Approval Policy for Independent Auditor Services (Approval Policy), and are monitored both as to spending level and work content by the Audit Committee to maintain the appropriate objectivity and independence of the independent registered certified public accounting firm’s core service, which is the audit of our consolidated financial statements and internal control over financial reporting. Under the Approval Policy, the terms and fees of annual audit services and any changes thereto, must be approved by the Audit Committee. The Approval Policy also sets forth detailed pre-approved categories of other audit, audit-related, tax and other non-audit services that may be performed by our independent registered certified public accounting firm during the fiscal year, subject to the dollar limitations set by the Audit Committee. The Audit Committee may, in accordance with the Approval Policy, delegate to any member of the Audit Committee the authority to approve audit and non-audit services to be performed by the independent registered certified public accounting firm. The Audit Committee has delegated to the Chair of the Audit Committee the authority to approve audit and non-audit services if it is not practical to bring the matter before the full Audit Committee and the estimated fee does not exceed $100,000. Any Audit Committee member who exercises his or her delegated authority, including the Chair, must report any approval decisions to the Audit Committee at its next scheduled meeting. All of the services provided in 2012 were approved by the Audit Committee in accordance with the Approval Policy.
The Board recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2013 fiscal year.

AUDIT COMMITTEE REPORT
The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that Ryder specifically incorporates it by reference into a filing.
The Audit Committee is comprised of five outside directors, all of whom are independent under the rules of the NYSE, our categorical director independence standards and applicable rules of the SEC. The Committee operates under a written Charter that specifies the Committee’s responsibilities. The full text of the Committee’s Charter is available on the Corporate Governance page of Ryder’s website (www.ryder.com). The Audit Committee members are not auditors and their functions are not intended to duplicate or to certify the activities of management and the independent registered certified public accounting firm.
The Audit Committee oversees Ryder’s financial reporting process on behalf of the Board. Ryder’s management has the responsibility for preparing the consolidated financial statements, for maintaining effective internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting. Ryder’s independent registered certified public accounting firm is responsible for performing an integrated audit of Ryder’s year-end consolidated financial statements and internal control over financial reporting as of the end of the year in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and expressing opinions on (1) whether the financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of Ryder in conformity with accounting principles generally accepted in the United States and (2) whether Ryder maintained effective internal control over financial reporting based on criteria established in “Internal Control - Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited consolidated financial statements in the annual report on Form 10-K for the fiscal year ended December 31, 2012 and management’s assessment of the effectiveness of internal control over financial reporting with Company management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The Committee reviewed with the independent registered certified public accounting firm its judgments as to the quality of Ryder’s accounting principles and such other matters as are required to be discussed with the Committee by Audit Standard AU Section 380, “Communications with Audit Committees”, adopted by the PCAOB, as amended and the rules of the SEC. In addition, the Committee has discussed with the independent registered certified public accounting firm the firm’s independence from Company management and Ryder, reviewed the written disclosures and letter from the independent registered certified public accounting firm required by applicable requirements of the PCAOB regarding the independent registered certified public accounting firm’s communications with the Audit Committee concerning independence and considered the compatibility of non-audit services with the independent registered certified public accounting firm’s independence.
The Committee discussed with Ryder’s internal auditor and representatives of the independent registered certified public accounting firm the overall scope and plans for their respective audits. The Committee met with the internal auditor and representatives of the independent registered certified public accounting firm, with and without management present, to discuss the results of their audits; their evaluations of Ryder’s internal control, including internal control over financial reporting; and the overall quality of Ryder’s financial reporting.
In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of Ryder’s internal control over financial reporting be included in the annual report on Form 10-K for the year ended December 31, 2012 filed by Ryder with the SEC. The Committee has also approved, subject to shareholder ratification, the selection of PricewaterhouseCoopers LLP as Ryder’s independent registered certified public accounting firm for the 2013 fiscal year.
Submitted by the Audit Committee of the Board.
Abbie J. Smith (Chair)
Tamara L. Lundgren
Luis P. Nieto, Jr.
E. Follin Smith
Hansel E. Tookes, II

SECURITY OWNERSHIP OF OFFICERS AND DIRECTORS
The following table shows the number of shares of common stock beneficially owned as of January 24, 2013, by each director and each executive officer named in the Summary Compensation Table herein, individually, and all directors and executive officers as a group. No family relationships exist among our directors and executive officers.

Name of Beneficial Owner	Shares Beneficially Owned or Subject to Currently Exercisable Options	Shares Which May be Acquired Within 60 Days[1]	Total Shares Beneficially Owned[2]	Percent of Class[3]
Gregory T. Swienton[4,5]	694,708	135,900	830,608	1.575%
Robert E. Sanchez[4,5]	152,031	31,352	183,383	*
James S. Beard[5,6]	3,705	13,226	16,931	*
John M. Berra[6]	5,000	19,833	24,833	*
Robert J. Eck[4]	1,900	3,416	5,316	*
Robert D. Fatovic[5]	125,938	22,046	147,984	*
Art A. Garcia[5]	31,773	16,451	48,224	*
L. Patrick Hassey	—	14,653	14,653	*
Michael F. Hilton	—	1,446	1,446	*
Tamara L. Lundgren	—	644	644	*
Luis P. Nieto, Jr.	—	12,928	12,928	*
Eugene A. Renna	11,500	19,031	30,531	*
Abbie J. Smith[5,6]	14,684	20,265	34,949	*
E. Follin Smith[6]	—	16,330	16,330	*
Hansel E. Tookes, II4,6	6,000	20,150	26,150	*
John H. Williford	60,249	29,602	89,851	*
Directors and Executive Officers as a Group (19 persons)	1,164,558	410,101	1,574,659	2.985%

*	Represents less than 1% of our outstanding common stock.

1
Represents options to purchase shares which became exercisable between January 24, 2013 and March 24, 2013, time based restricted stock rights vesting on February 10, 2013 and restricted stock units held in the accounts of directors that are delivered upon the director’s departure from the Board, which shares vest upon grant, following a director’s first year of service on the Board.

2
Unless otherwise noted, all shares included in this table are owned directly, with sole voting and dispositive power. Listing shares in this table shall not be construed as an admission that such shares are beneficially owned for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (Exchange Act).

3	Percent of class has been computed in accordance with Rule 13d-3(d)(1) of the Exchange Act.

4
Includes shares held through a trust, jointly with their spouses or other family members or held solely by their spouses, as follows: Mr. Swienton, 131,273 shares; Mr. Eck, 1,900 shares; Mr. Sanchez, 2,152 shares; Mr. Tookes, 1,000 shares; and all directors and executive officers as a group, 136,325 shares.

5
Includes shares held in the accounts of executive officers pursuant to our 401(k) plan and deferred compensation plan and shares held in the accounts of directors pursuant to our deferred compensation plan as follows: Mr. Swienton, 5,358 shares; Mr. Beard, 3,613 shares; Mr. Fatovic, 17,718 shares; Mr. Garcia, 2,881 shares; Mr. Sanchez, 4,161 shares; Ms. A. Smith, 9,684 shares; and all directors and executive officers as a group, 43,415 shares.

6
Includes stock granted to the director in lieu of his or her annual cash retainer, which stock has vested but will not be delivered to the director until six months after his or her departure from the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table shows the number of shares of common stock held by all persons who are known by us to beneficially own or exercise voting or dispositive control over more than five percent of our outstanding common stock.

Name and Address	Number of Shares Beneficially Owned	Percent of Class[5]
Artisan Partners Holdings LP 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	4,619,677[1]	8.98%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,297,840[2]	6.41%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,035,812[3]	5.90%
Systematic Financial Management, L.P. 300 Frank W. Burr Blvd. Glenpointe East, 7th Floor Teaneck, NJ 07666	2,442,822[4]	4.75%

1
Based on the most recent SEC filing by Artisan Partners Holdings LP on Form 13G/A dated February 7, 2013. Of the total shares shown, the nature of beneficial ownership is as follows: sole voting power 0; shared voting power 4,405,987; sole dispositive power 0; and shared dispositive power 4,619,677.

2
Based on the most recent SEC filing by The Vanguard Group, Inc. on Form 13G/A dated February 7, 2013. Of the total shares shown, the nature of beneficial ownership is as follows: sole voting power 72,669; shared voting power 0; sole dispositive power 3,227,571; and shared dispositive power 70,269.

3
Based on the most recent SEC filing by BlackRock, Inc. on Form 13G/A dated February 4, 2013. Of the total shares shown, the nature of beneficial ownership is as follows: sole voting power 3,035,812; shared voting power 0; sole dispositive power 3,035,812; and shared dispositive power 0.

4
Based on the most recent SEC filing by Systematic Financial Management, L.P. on Form 13G/A dated February 12, 2013. Of the total shares shown, the nature of beneficial ownership is as follows: sole voting power 1,510,854; shared voting power 0; sole dispositive power 2,442,822; and shared dispositive power 0.

5
The ownership percentages set forth in this column are based on the number of shares outstanding of the Company’s common stock on January 24, 2013, and the assumption that each person listed above owned the number of shares reflected above on January 24, 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports with the SEC relating to their common stock ownership and changes in such ownership. To our knowledge, based solely on our records and certain written representations received from our executive officers and directors, during the year ended December 31, 2012, all Section 16(a) filing requirements applicable to directors, executive officers and greater than 10% shareholders were complied with on a timely basis, except that due to administrative error, a Form 4 was filed late for Robert E. Sanchez to report shares withheld for taxes due upon the vesting of a grant of restricted stock rights.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis is designed to provide our shareholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process, and 2012 compensation programs and actions for our named executive officers. As discussed in Proposal 3 on page 55, we are conducting our annual Say on Pay vote that requests your approval of the compensation of our named executive officers as described in this section and in the tables and accompanying narrative contained in “Executive Compensation.” In deciding how to vote, you should review our compensation philosophies, the design of our executive compensation programs, material compensation decisions and how, we believe, these programs and decisions have contributed to strong financial performance in the short-term and will help support and drive long-term growth and value.
In 2012, our named executive officers, or NEOs, were:

Gregory T. Swienton	Chairman and Chief Executive Officer (CEO)
Robert E. Sanchez	President and Chief Operating Officer
Art A. Garcia	Executive Vice President and Chief Financial Officer (CFO)
John H. Williford	President - Global Supply Chain Solutions
Robert D. Fatovic	Executive Vice President, Chief Legal Officer and Corporate Secretary
As we announced in December 2012, effective January 1, 2013, Mr. Swienton retired his position as CEO and Mr. Sanchez became our President and CEO. Mr. Swienton is currently serving as the Company's Executive Chair, but will retire both his position as Executive Chair and as a board member in May 2013. For more information regarding the CEO transition, please refer to “CEO Transition” on page 35 of this proxy statement.
Executive Summary
The fundamental drivers of the Company's executive compensation program and 2012 key compensation actions are the Committee's compensation philosophy and objectives, its commitment to pay-for-performance and the views and opinions of our shareholders.
Compensation Philosophy and Objectives
Our primary goal is to design compensation programs that will attract, retain and motivate high quality executives who possess diverse skills and talents. We believe these compensation programs, together with a workplace culture that encourages career development and loyalty, establish Ryder as a premier employer and ultimately increase the value of our shareholders' investment in the Company. We seek to offer an executive compensation program that allows us to implement and adjust compensation elements in order to deliver market competitive compensation, align our business strategy and drive and reward performance. In addition to maintaining an attractive and competitive compensation program, our compensation program has four key goals:

•
Align the interests of Company executives with its shareholders by tying a significant portion of executive compensation to strong overall Company performance through the use of complementary pay elements.

•
Balance the short- and long-term interests of our shareholders so that our executives are appropriately encouraged and rewarded to take actions that are in the best interests of our shareholders when carrying out their duties as executives of Ryder.

•	Provide incentives to executives that will promote long-term, sustainable, profitable growth and encourage appropriate risk taking.

•	Reward each named executive officer's individual performance, contribution and value to Ryder.
Commitment to Pay-for-Performance
Consistent with our compensation goals and philosophy, an executive's direct compensation program is comprised of base salary, an annual cash incentive award and a long-term equity and cash incentive award. The following charts best illustrate the Company's commitment to pay-for-performance and shareholder alignment as they show that for 2012, (1) 85% of Mr. Swienton's target total direct compensation and over 70% of the other NEOs' target total direct compensation was in the form of “at-risk” incentive compensation opportunities, the vesting and value of which is tied to achievement of performance goals and the Company's stock price, and (2) an average of 40% of NEO pay (including Mr. Swienton's pay) was in the form of equity compensation which directly aligns the interests of shareholders and executives without creating an incentive for inappropriate risk-taking.

The percentages in the charts below were determined using (1) actual salaries as reported in the Summary Compensation Table; (2) target payout opportunities under the annual cash incentive awards; and (3) target Long-Term Incentive Plan (LTIP) values.
Engaging Shareholders
At our 2012 Annual Meeting, through the shareholder advisory Say on Pay vote, we learned that 94% of shareholder votes approved of our executive compensation program. Although we are pleased that our shareholders approve and support our efforts to offer a competitive executive compensation program that delivers shareholder value over both the short- and long-term, we recognize that shareholder views and concerns can change as circumstances change, including economic and market conditions. As such, in 2012, we renewed our commitment to engage our shareholders in a more informal and consistent manner to ensure that we understand, and are considering and addressing, any specific concerns they may have, including with respect to executive compensation. As part of these efforts, in November 2012, we met with governance and other representatives of several of our largest shareholders to solicit their feedback, concerns and recommendations on a variety of governance topics.
Given the strong Say on Pay voting results in both 2011 and 2012, we did not make significant changes to our overall executive compensation program. However, given the importance to shareholders of retaining effective leaders who have a significant understanding of the business, particularly during these volatile economic conditions, and in order to ensure alignment, the Compensation Committee regularly reviews the various components of our executive compensation program and makes changes in order to further our objectives, and in response to changing market practices. For example, in 2012 and 2013, we revised the design of our long-term incentive plan to further encourage retention, promote critical success factors for the business and align the program with current market practices. The Compensation Committee believes that these changes will continue to create positive shareholder alignment and value. In reviewing compensation programs and making compensation decisions, the Compensation Committee will continue to consider the results of the Say on Pay advisory vote as well as any input we receive directly from shareholders.
2012 Company Performance
In 2012, we faced significant challenges from an unpredictable economic environment. As a result, there was continued reluctance from some customers to enter into longer-term contracts, rental demand once again began to weaken, and we saw lower volumes in certain of our Global Supply Chain Solutions (SCS) accounts. In light of the economic uncertainty, the Company, led by our Executive Leadership Team, took timely actions to try to mitigate the impact of a declining economic environment as well as the potential future impact of further unexpected decline in market conditions. As a result of our continued focus on our key sales, operational and strategic initiatives, as well as the mitigating actions taken, we were able to deliver solid performance and value for our shareholders, including:

•	Higher revenue and double-digit earnings growth, despite significant mid-year challenges

•	Organic lease fleet growth and increased earnings in our Global Fleet Management Solutions (FMS) segment due to improved full-service lease results

•	Lower maintenance costs due in part to successful implementation of maintenance initiatives

•	Higher revenue and earnings in our SCS segment due to strong sales efforts and customer retention

•	Maintaining a centralized and disciplined asset management function that allowed us to respond in a timely and effective manner to unexpected economic and market conditions

•	Successful integration of the 2011 Hill Hire acquisition in our U.K. business

•	Solid return on capital and return on equity and increased positive spread between our return on capital and cost of capital

•	Continued focus and success in expanding our product offerings in both FMS and SCS

•	Increase in annual dividend from $1.16 to $1.24
2012 Key Compensation Actions
In 2012, the Committee continued to emphasize at-risk compensation for our NEOs so that their interests are aligned with the interests of our shareholders. Highlighted below are some of the key actions and decisions taken by the Compensation Committee (and the Board of Directors in the case of Mr. Swienton) during 2012:

•
Annual Cash Incentive Awards. Effective March 1, 2012, the target payout opportunity for Mr. Swienton was increased to 175% of base salary in order to bring CEO compensation levels in line with comparable market compensation while ensuring a significant portion of Mr. Swienton's compensation is tied to Company performance.

•
Long-Term Incentive Plan. The Committee, in consultation with its compensation consultant, adjusted the 2012 Long-Term Incentive Program (LTIP) to further encourage retention, promote critical success factors for the business and align the program with current market practice, while preserving shareholder alignment and value. Specifically, the performance cycle for the 2012 LTIP awards is comprised of three periods of one, two and three years rather than one three-year period. An executive must be employed at the end of the entire three-year period in order to receive any earned awards. The performance metric applicable to the performance based restricted stock rights (PBRSRs) and performance based cash awards (PBCAs) continued to be Ryder's total shareholder return relative to the total shareholder return for the companies in the S&P 500 Composite Index. However, unlike with prior LTIPs, the 2012 LTIP awards include threshold, target and maximum performance targets. We believe giving executives an opportunity to earn at least a minimum payout incentivizes the executives throughout the entire three-year period and minimizes excessive risk-taking.

•
Severance Agreements. In December 2012, the Compensation Committee authorized the Company to enter into restated Executive Severance Agreements with our NEOs to ensure payments made under the annual cash incentive awards qualify as performance based compensation under Section 162(m) of the Internal Revenue Code. In addition, executives will no longer be entitled to a gross-up for any excise taxes on severance payments due upon a change of control. For more information on the changes to the executive severance program, please refer to "Severance and Change of Control Agreements" on page 38 of this proxy statement.

•
CEO Transition. In connection with the CEO transition, the Compensation Committee set the 2013 compensation for Mr. Swienton as the Company's Executive Chair and for Mr. Sanchez as the Company's new CEO. No severance was or is expected to be paid to Mr. Swienton in connection with his retirement. For more information regarding the CEO transition, please refer to “CEO Transition” on page 35 of this proxy statement.

Compensation Setting Process
The Compensation Committee, management and the Compensation Committee's independent compensation consultant all play an integral role in the determination of executive compensation programs, practices and levels. Below is an explanation of (1) the key roles and responsibilities of each group in setting executive compensation, (2) the executive evaluation and (3) how competitive market data is integrated into the decision-making process.
Role of the Compensation Committee
The Compensation Committee is responsible for reviewing and approving all of the components of our executive compensation program as well as the compensation program for our Board. New executive compensation plans and programs must be approved by the full Board based on recommendations made by the Compensation Committee. The Compensation Committee, with input from the CEO, is responsible for setting the compensation of all of our other named executive officers. Our independent directors, acting as a group, are responsible for setting CEO compensation based on recommendations from the Compensation Committee.
Role of the Independent Compensation Consultant
The Committee has retained Frederick W. Cook & Co., Inc. (Cook) as its independent consultant. Cook reports directly to the Committee and performs no other work for the Company. The Committee has analyzed whether the work of Cook as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (1) the provision of other services to the Company by Cook; (2) the amount of fees from the Company paid to Cook as a percentage of Cook's total revenue; (3) Cook's policies and procedures that are designed to prevent conflicts of interest; (4) any business or personal relationship of Cook or the individual compensation advisors employed by the firm with an executive officer of the Company; (5) any business or personal relationship of the individual compensation advisors with any member of the Committee; and (6) any stock of the Company owned by Cook or the individual compensation advisors employed by them. The Committee has determined, based on its analysis of the above factors, that the work of Cook and the individual compensation advisors employed by Cook as compensation consultants to the Company has not created any conflict of interest.
During 2012, the Committee retained Cook to :

•	provide independent advice to the Committee on current trends and best practices in compensation design and program alternatives;

•	advise the Committee on plans or practices that may improve effectiveness, including the design changes to the 2012 LTIP;

•
provide peer group and survey data for competitive comparisons; and, based on this information, offer independent recommendations on CEO and NEO compensation, particularly in light of the CEO transition;

•	review the Compensation Discussion and Analysis, compensation tables, and other compensation-related disclosures in our proxy statements;

•	offer recommendations, insights and perspectives on compensation-related matters;

•	evaluate and advise the Committee regarding enterprise and related risk associated with executive compensation components, plans and structures; and

•	support the Committee to ensure executive compensation programs are competitive and align the interests of our executives with those of our shareholders.
In 2012, Cook attended most Compensation Committee meetings in person or by telephone, including executive sessions as requested, and consulted with the Compensation Committee Chair between meetings.
Role of Management
Our CEO, Chief Administrative Officer and Chief Legal Officer develop written background and supporting materials for review at Committee meetings, attend Committee meetings at the Committee's request, and provide information regarding, and make recommendations about, designs for and, if warranted, changes to our executive compensation programs. Our CEO provides a self-assessment of his performance for the fiscal year, provides an assessment of each executive officer's performance and recommends compensation actions for executive officers other than himself.

Evaluating Performance
Annually, our CEO provides the Compensation Committee with a performance assessment and compensation recommendation for each named executive officer other than himself. The performance assessment includes strengths, weaknesses and succession potential and is based on individual performance evaluations conducted by the CEO. Our CEO also reviews each executive's three-year compensation history and current market compensation data. At the Board's annual succession planning meeting in October, the performance of each NEO is also discussed by the full Board as part of Ryder's succession planning process.
At the end of each year, the independent directors begin to conduct a performance review of the CEO. For the review, the CEO and each independent director completes a comprehensive CEO evaluation questionnaire relating to the CEO's performance. This questionnaire is prepared by the Governance Committee, which is responsible for overseeing the process by which the CEO will be evaluated. The questionnaire focuses on (1) our historical and forecasted performance, (2) CEO effectiveness in leading the organization, the Board and external constituencies, (3) his effectiveness at team building and succession planning and development and (4) his effectiveness in developing and leading implementation of strategic initiatives. In February, the Compensation Committee discusses the results of the CEO’s performance review in outside directors session and formulates its recommendation regarding CEO compensation. At the February Board meeting, in outside directors session without the CEO present, the independent directors finalize the CEO’s performance evaluation and determine the CEO’s compensation after consideration of the recommendation of the Compensation Committee.
Benchmarking
In evaluating each element of our executive compensation program, the Compensation Committee traditionally considers the executive compensation program and practices, as well as the financial performance, of comparative groups of companies. The Compensation Committee uses benchmark comparisons to peer groups or published surveys, as applicable, to ensure that it is acting on an informed basis and to establish points of reference to determine whether and to what extent it is establishing competitive levels of compensation for our executives. The Compensation Committee does not design our executive compensation programs to fit within a specific percentile of the executive compensation programs of other companies comprising any particular peer group or survey. Rather, the Compensation Committee compares numerous elements of executive compensation, including base salaries, annual incentive compensation and long-term cash and equity based incentives to assist in determining whether proposed compensation programs are competitive, and then uses its experience and judgment to make final compensation decisions.
In assembling comparable peer groups, the Compensation Committee is mindful that although there are other public companies that provide transportation or supply chain services, there are no public companies that provide similar fleet management services (which represents approximately 70% of our consolidated revenues for 2012) or that provide the same mix of services, and that publicly disclose financial performance and compensation data relating to that business. Consequently, relevant compensation data is limited.
In connection with its review of competitive market data, Cook utilized two peer groups against which it analyzed each NEO's compensation. In 2012, there were no changes to either of the two peer groups previously used to evaluate compensation. The first group (Peer Group) was comprised of sixteen companies that are in a related industry and that all have one or more services or operating components that are similar to Ryder's service offerings. Although Ryder is often included in the broad transportation industry group, we do not include transportation companies that have significantly different value propositions, operating models and economic profiles, such as airlines. The Peer Group is comprised of:

Avis Budget Group, Inc.	Hertz Global Holdings, Inc.
C. H. Robinson Worldwide, Inc.	Hub Group, Inc.
Celadon Group, Inc.	J.B. Hunt Transport Services Inc.
Con-way Inc.	Landstar System, Inc.
CSX Corporation	Old Dominion Freight Line, Inc.
Expeditors International of Washington, Inc.	PHH Corporation
FEDEX Corporation	Trinity Industries, Inc.
GATX Corporation	United Parcel Service, Inc.

Management and the Compensation Committee believe that utilizing data from this Peer Group provides a useful basis of comparison for NEO compensation because, similar to Ryder, many of these companies are asset-based providers of transportation or transportation-related services or otherwise provide leasing or rental services. Furthermore, many are impacted by similar economic factors affecting Ryder including freight demand and fuel prices.
Cook also compiled a second comparator group (Market Group) of thirteen service-based companies with market capitalizations ranging from $1 billion to $7 billion. This group was used to provide more general industry data outside of transportation/logistics. The Market Group was comprised of:

AECOM Technology Corporation	Republic Services, Inc.
Barnes & Noble, Inc.	Services Corp. International
Brink's Home Security Holdings, Inc.	Unisys Corporation
CGI Group Inc.	United Rentals, Inc.
Convergys Corporation	UTi Worldwide Inc.
DST Systems, Inc.	W.W. Grainger, Inc.
Exterran Holdings, Inc.
The Compensation Committee believes that utilizing data from this second peer group helps ensure that it is acting responsibly in establishing competitive levels of compensation for our executives.
As set forth on page 36, peer group data will be used to evaluate performance under a portion of our 2013 Long-Term Incentive Program (LTIP). Historically, the PBRSRs and PBCAs granted as part of the LTIP were based on the Company's total shareholder return (TSR) meeting or exceeding the TSR of the companies included in the entire S&P Composite Index. In 2013, the Compensation Committee revised the performance metric for the 2013 PBRSRs and PBCAs to provide that the Company's TSR would be compared to that of a custom peer group of companies which, although not in the same industry as Ryder, are subject to similar market conditions and economic recovery cycles. We believe that this will provide a more meaningful measure of performance for long-term compensation.
2012 Executive Compensation Program
Components of Compensation
Our executive officers do not have employment agreements. This gives the Compensation Committee flexibility to change the components of our executive compensation program in order to remain market competitive and address economic conditions. Our executive compensation program currently has four components: (1) base salary, (2) annual cash incentive awards, (3) long-term incentive awards, which have both a cash and equity component, and (4) retirement and welfare benefits and perquisites. From time to time, we also make grants of time based restricted stock rights (TBRSRs) to our NEOs for retention purposes, for promotion purposes and to aid in recruitment.
We do not have a formal policy relating to the allocation of total compensation among the various components. However, both management and the Compensation Committee believe that the more senior the position an executive holds, the more influence he or she has over our operating and financial performance. As such, a greater amount of NEO compensation should be at-risk based on Ryder's performance. Accordingly, the majority of target compensation that our NEOs are eligible to receive is dependent upon the achievement of short- and long-term performance objectives and/or appreciation in the value of Ryder stock. In addition to these incentive opportunities, our compensation program provides all executive officers, including each of our NEOs, a proportionally lesser amount of fixed elements, such as base salary and benefits, which are an essential part of a competitive compensation program. We also provide competitive severance and change of control arrangements to mitigate any negative impact of organizational changes and other corporate actions. The actual compensation mix for each NEO may vary based on job responsibilities, Ryder's performance and individual performance and contributions to the organization.

The table below provides a brief description of the principal elements of compensation, how performance factors into each type of compensation and the compensation program objectives served by each pay element. Detailed descriptions of the components of compensation and how the Compensation Committee determined compensation levels for 2012 begin on page 31.

2012 Principal Compensation Components
Element	Description	Performance Considerations	Primary Objectives
Base Salary	Fixed cash payment.	Based on the level of responsibility, experience, potential, individual performance and contribution, internal pay equity and competitive market position.	Competitiveness and certainty.
Annual Cash Incentive Awards	Short-term incentive cash payment.	Based primarily on Company financial performance and, to a lesser extent, attainment of individual performance objectives.

Rewards achievement of certain annual performance targets; motivates executives to focus their efforts on implementing Ryder's near-term strategies and achieving operating, strategic and financial goals.

Long-Term Incentive Program	Equity based awards (stock options and performance based restricted stock rights) and performance based cash awards.

Value granted to executive is based on each individual's responsibilities, past performance and competitive market position.
Stock options vest annually in three equal installments over a three-year period; value realized on exercise is based on long-term appreciation of the value of Ryder stock from the grant date.
The 2012 performance based stock rights and performance based cash awards are subject to performance over one-, two- and three-year performance cycles and are earned based on Ryder's TSR relative to the S&P 500. Earned awards are not vested and paid until three years after grant. The LTIP was revised in 2013. See page 36 of the proxy statement.

Creates alignment with shareholders; promotes achievement of longer-term financial and strategic objectives; promotes employee retention.
Retirement and Welfare Benefits and Perquisites	Pension benefits and savings plan, health and insurance benefits, and perquisites.	None - generally track benefits offered to broad salaried workforce.	Security and competitiveness.

2012 Compensation Decisions
Base Salary

In determining the base salaries of our NEOs, the Compensation Committee determines our competitive market position from market surveys and comparative data provided by outside compensation consultants. The Compensation Committee does not target base pay at any particular level versus a peer group. Instead the Compensation Committee bases salary adjustments on general survey data and its overall assessment of the following factors (without assigning any specific weighting to any individual factor):
•  annual merit increase paid to all other Ryder employees;
•  demand in the labor market for the particular executive and succession planning implications; and
•  the individual's performance.

2012 Salary
In February 2012, Mr. Sanchez's base salary increased in connection with his promotion to President and Chief Operating Officer. In October 2012, all NEOs received a 2% increase in base salary consistent with the target merit increase for all other employees.

2012 Annual Cash Incentive Awards

Opportunity - Target payout opportunities under our annual cash incentive awards are designed to motivate our executive officers to act in a way that will result in Ryder achieving improved year-over-year financial performance without taking excessive risk. Effective March 2012, Mr. Swienton's target payout opportunity was increased to 175% of base salary to bring his CEO compensation levels in line with comparable market compensation while maintaining a significant level of performance based compensation. In February 2012, the target payout opportunity for Mr. Sanchez was increased to 120% of base salary in connection with his promotion to President and Chief Operating Officer. The target payout opportunity for Mr. Williford remained at 100% of base salary and for Messrs. Garcia and Fatovic remained at 80% of base salary. Mr. Swienton's and Mr. Sanchez's target payout opportunities are set at a higher level than our other executive officers to reflect the increased responsibility that accompanies the roles of a CEO and President and to increase the at-risk portion of Mr. Swienton's and Mr. Sanchez's compensation.
Performance Period and Performance Metrics - Given the Company's continued focus on revenue growth, earnings leverage and capital efficiency, the Compensation Committee maintained the same three financial performance metrics (and weighting) for the 2012 annual cash incentive awards:
Earnings per share (EPS) (40% weighting) - is a key financial measure emphasized by Ryder's shareholders because it is directly aligned with shareholder value.
Operating revenue (30% weighting) - defined as total revenue (1) less fuel services revenue (net of inter-segment billings) in our Global Fleet Management Solutions business segment and (2) less subcontracted transportation revenue in our Global Supply Chain Solutions business segment. We believe net operating revenue (a non-GAAP financial measure) is a better measure of our operating performance and sales activity than gross revenue because both fuel and subcontracted transportation are largely pass-throughs to customers and therefore have minimal impact on our profitability.
Return on capital (30% weighting) - defined as our tax adjusted earnings from continuing operations excluding interest, as a percentage of the sum of the Company's average (1) debt, (2) off-balance sheet debt and (3) shareholders equity. We believe return on capital measures capital efficiency across all business segments, which is critical to the success of capital-intensive businesses like ours.
We believe that these three performance metrics, taken together, are useful in measuring our success in meeting our strategic objective of growing our revenue in a way that creates solid earnings leverage and earns an appropriate return on invested capital.

Under the Plan, the independent directors, with respect to the CEO, and the Compensation Committee, with respect to the other NEOs, are permitted to use negative discretion to reduce by up to 10% the actual payout that such NEO was otherwise entitled to receive based on individual performance objectives. For 2012, the individual performance objectives were intended to support the Company's strategic direction for long-term value, initiatives relating to operational efficiency, innovation and organizational development goals.
Performance Levels - Based on our internal business plan, the Compensation Committee sets three performance targets:
•  a threshold level, at which 25% of target payout opportunity would be earned;
•  a target level, at which 100% of target payout opportunity would be earned; and
•  a maximum level, at which 200% of target payout opportunity would be earned.
Annual cash incentives are earned proportionately from a threshold performance level to the target performance level and from the target performance level to the maximum performance level.
Actual performance relative to the performance targets is calculated in accordance with GAAP. The Compensation Committee retains the discretion to adjust reported results in order to ensure that actual payouts properly reflect the performance of our core business and are not impacted positively or negatively by certain non-recurring or non-operational items. The Compensation Committee adjusted the 2012 reported EPS from continuing operations and return on capital to exclude:
• an after-tax charge of $5.1 million, or $0.10 per share, relating to the losses incurred from property damage on non-owned vehicles from Hurricane Sandy
• a charge of $0.9 million, or $0.02 per share, relating to a tax law change in the U.K.
• a benefit of $5.0 million, or $0.10 per share, from a favorable resolution of a prior year tax-related item
The excluded property losses, tax law change and favorable tax resolution are discussed in the Management's Discussion and Analysis section of our annual report on Form 10-K for the fiscal year ended December 31, 2012.

2012 Awards	The following chart sets forth the threshold, target and maximum performance targets for each of the performance metrics, and the actual plan payout under the 2012 annual cash incentive awards:
	Performance Metric	Threshold (25% Payout)	Target (100% Payout)*	Maximum (200% Payout)	Adjusted 2012 Results	Payout as a Percent of Target Opportunity
	Earnings Per Share (40%)	$2.45 - $3.28	$4.10	$4.65	$3.93	85%
	Operating Revenue (30%) (in thousands)	$4,330 - $4,840	$5,103	$5,350	$5,066	89%
	Return on Capital (30%)	4.7% - 5.3%	5.9%	6.4%	5.6%	62%
	Total					79%

*  Financial targets disclosed in this section are done so in the limited context of our annual cash incentive awards and are not statements of management's expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.
The Committee did not exercise its negative discretion to reduce the payouts under the 2012 annual cash incentive awards. The amounts paid to the CEO and other NEOs are set forth in footnote 3 to the Summary Compensation Table on page 42 of this proxy statement.

Long-Term Incentive Program

The overall design structure of the Company's Long-Term Incentive Program (LTIP) has remained in place for seven years commencing with the 2006 awards. The Compensation Committee, in consultation with Cook, adjusted the 2012 LTIP to further encourage retention, promote critical success factors for the business and align the program with current market practice, while preserving shareholder alignment and value. Specifically, the following modifications were made with respect to the 2012 LTIP awards granted to the NEOs in February 2012:
•       The total target Long-Term Incentive (LTI) value remained unchanged at 175% of the midpoint of the relevant salary range for the NEO's management level and 350% of the midpoint in the case of Mr. Swienton. The LTI allocation also remained the same with 45% allocated to stock options, 35% allocated to performance based restricted stock rights (PBRSRs) and 20% to performance based cash awards (PBCAs).
•      Stock options continued to vest in three equal annual installments and will expire seven years from the grant date.
•      The three-year performance cycle for the 2012 PBRSRs and PBCAs was segmented into three performance periods of one, two and three years, rather than the previous single three-year performance period. Performance awards will be earned based on performance in each respective period as follows:
•     1/3 of the PBRSRs and PBCAs will be earned based on performance results for Year 1 (January 2012 through December 2012)
•     1/3 of the PBRSRs and PBCAs will be earned based on performance results for Years 1 and 2 (January 2012 through December 2013)
•     1/3 of the PBRSRs and PBCAs will be earned based on performance results for Years 1, 2 and 3 (January 2012 through December 2014)
•       All awards that have been earned at the end of each performance period will only vest and be paid at the end of the entire three-year period, subject to Compensation Committee approval. The Compensation Committee believes that this feature will further encourage retention since executives must remain employed by the Company at the conclusion of the three-year performance cycle to receive awards that have been earned in prior performance periods. Further, this approach will incorporate and reward short-, mid- and long-term performance of Ryder's TSR relative to the overall market.
•      The performance metric applicable to the 2012 PBRSRs and PBCAs will be the performance of Ryder's TSR relative to the TSR for the companies in the S&P 500 Composite Index.
•      For each performance period, three performance levels were set:
•     threshold level, at which 25% of the award will be earned if Ryder's TSR meets or exceeds the TSR of the 33rd percentile of the S&P 500 Composite Index at the end of the performance period;
•     a target level, at which 100% of the award will be earned if Ryder's TSR meets the TSR of the 50th percentile of the Companies in the S&P 500 Composite Index at the end of the performance period; and
•     a maximum level, at which up to 125% of the award will be earned if Ryder's TSR meets the TSR of the 66th percentile of the Companies in the S&P 500 Composite Index at the end of the performance period.
•      PBRSRs and PBCAs will be earned proportionately from the threshold performance level to the target performance level and from the target performance level to the maximum performance level. The Compensation Committee believes that allowing executives to earn LTI awards on an incremental basis is more consistent with current market practice, will reduce volatility in year-over-year award opportunities, and will more effectively match performance, funding and award payments. Further, the Compensation Committee believes that allowing executives to earn up to 125% of their respective award opportunities will further encourage performance in line with shareholder interests.

2012 Awards

•     TSR performance will be calculated by measuring the difference in Ryder's TSR relative to the TSR for the Companies in the S&P Composite Index at the end of each respective performance period. The Compensation Committee believes that the Company's prior approach of measuring TSR on an average cumulative monthly basis over the performance period places a disproportionately greater weight on TSR performance early in the performance period. In addition, the Committee believes that moving from the current cumulative monthly average method of performance measurement to a point to point approach will produce incentive results in closer alignment to actual performance at the time of vesting, thereby continuing to serve as a retention incentive throughout the applicable performance period. Further, the inclusion of one, two and three-year performance periods will effectively reflect performance results throughout the three-year performance cycle.
•     Dividend equivalents will accrue and be paid only with respect to PBRSRs that actually vest at the end of the three-year performance cycle.
The value of the LTI award granted to Mr. Swienton and each other NEO, and the amount of stock options, PBRSRs and PBCAs into which such award was converted is as follows:

	NEO	LTI Value ($)	Stock Option (#)(1)	PBRSRs (#)	PBCAs ($)
	Gregory T. Swienton...............	3,500,000	111,965	22,840	700,057
	Robert E. Sanchez.................	870,000	27,830	5,680	173,891
	Art A. Garcia...........................	640,000	20,475	4,175	128,069
	John H. Williford.....................	735,000	23,510	4,795	147,124
	Robert D. Fatovic....................	555,000	17,755	3,620	111,096
	(1) Stock options were issued at the average of the high and low sales price of our common stock as reported by the NYSE on February 10, 2012.
2010 PBRSRs and PBCAs 2012 - Year One Performance Cycle
In 2010, the NEOs received PBRSRs and PBCAs as part of their LTI award. The PBRSRs and PCBAs had a three-year performance period from January 1, 2010 to December 31, 2012 and vest and were payable based on Ryder's performance against the TSR of the S&P 500 Composite Index over the performance period. As of December 31, 2012, measured on a cumulative monthly average basis, Ryder's three-year TSR did not meet or exceed the TSR for the S&P 500 Composite Index. As a result, the PBRSRs granted in 2010 which had an aggregate value of $2.9 million as of December 31, 2012, were not earned and did not vest.
Because Ryder's TSR exceeded the TSR of the 33rd percentile for the S&P 500 Composite Index over the 2010 - 2012 performance period, the PBCAs granted in 2010 were earned and vested upon approval of the Committee and the Board in February 2013. The amounts paid to the NEOs under the 2010 PBCAs are set forth in footnote 3 of the Summary Compensation Table on page 42 of this proxy statement.
Ryder's TSR for the first performance cycle of the 2012 LTI awards ranked at the 16th percentile of the S&P 500 and, as a result, no PBRSRs and PBCAs were earned in relation to this portion of the 2012 LTI awards.

Retirement and Welfare Benefits and Perquisites

Retirement Benefits - The NEOs are eligible to participate in one or more of the following company-wide retirement plans: qualified pension plan, pension benefit restoration plan (pension restoration plan), 401(k) savings plan and deferred compensation plan. The retirement and deferred compensation plans are described under the headings “Pension Benefits” and “2012 Nonqualified Deferred Compensation” beginning on page 46 of this proxy statement.
Health and Welfare Benefits - During 2012, our named executive officers were eligible to participate in the following standard welfare benefit plans: medical, dental and prescription coverage, company-paid short- and long-term disability insurance, and paid vacation and holidays. In addition, the named executive officers received the following additional welfare benefits which are not available to all salaried employees: executive term life insurance coverage equal to three times the executive's current base salary (limited to an aggregate of $3 million in life insurance coverage under the policy) in lieu of the standard company-paid term life insurance and individual supplemental long-term disability insurance which provides up to approximately $18,000 per month (subject to age, earnings, health and state of residence) in additional coverage over the $8,000 per month maximum provided under our group long-term disability plan. We believe that these additional benefits are reasonable and in line with enhanced benefits provided to similarly-situated executives.

Perquisites - We provide a limited number of perquisites to our NEOs that we believe are related to the performance of their responsibilities. Annually, the Compensation Committee reviews the types and aggregate values of Ryder's perquisite program. Specifically, in 2012, each NEO received the following perquisites:
•     $9,600 per year as an annual car allowance
•     $6,800 per year ($11,800 for our CEO) to pay for community, business or social activities that may be indirectly related to the performance of the executive's duties, but which are not otherwise eligible for reimbursement as direct business expenses. However, there is no requirement that the executive use the perquisite for these purposes
•     $15,000 per year for financial planning and tax preparation services and
•     up to $5,000 per year for the installation of a new or upgraded security system in the executive's home and any related monthly monitoring fees
All perquisites are fully taxable to the NEOs and are not subject to any tax gross-ups.

Other 2012 Compensation
From time to time, we make grants of time based restricted stock rights (TBRSRs) to our named executive officers for retention purposes, for promotion purposes and to recruit new hires. Generally, the restricted stock rights vest in three years, either in equal annual installments or at the end of the period, regardless of Ryder's performance. In February 2012, Mr. Fatovic was awarded a grant of 10,000 TBRSRs to recognize Mr. Fatovic's leadership contributions to Ryder's strategic initiatives and to better ensure retention. The TBRSRs will cliff vest three years from the grant date. Dividend equivalents on Mr. Fatovic's TBRSRs will accrue and be paid only with respect to TBRSRs that actually vest.
CEO Transition
In December 2012, Mr. Swienton, the Company's Chairman and CEO, informed the Board that he intended to retire as the Company's CEO effective as of January 1, 2013, at which time he agreed to assume the role of Executive Chair. We expect that immediately following the 2013 Annual Meeting, Mr. Swienton will retire from his position as Executive Chair and as a director of the Company. In December 2012, the Board approved the appointment of Mr. Robert E. Sanchez, the Company's then-President and Chief Operating Officer, as the Company's President and CEO, and to the Board of Directors, effective January 1, 2013.
As Executive Chair, Mr. Swienton will remain an executive officer and employee of the Company with responsibility for advising senior management with respect to the strategy, management and operations of the Company, as well as customer and investor relations. Mr. Sanchez will continue to report to Mr. Swienton until Mr. Swienton's retirement in May 2013.

As Executive Chair, Mr. Swienton will continue to receive his current salary, pro-rata annual incentive and executive benefits but did not receive an LTI award in February 2013. Upon full retirement in May 2013, Mr. Swienton will be eligible to receive all post-retirement benefits to which he is entitled under all current compensation and benefits plans. Mr. Swienton will not receive any severance payments/benefits in connection with his retirement and his existing Severance Agreement will terminate upon his retirement in May 2013.
In connection with his retirement, the Company entered into a consulting agreement with Mr. Swienton that will become effective in May 2013. Pursuant to the consulting agreement, Mr. Swienton will serve as a consultant to the Company for a two-year period beginning May 4, 2013. Under Mr. Swienton's consulting agreement, he will perform consulting services for the Company, including advising management and the Board with respect to strategy and other key corporate matters, and such other services as may be mutually determined with the Company's CEO. Mr. Swienton also agreed to certain non-competition, non-solicitation and non-disparagement covenants during the consulting period and for one year thereafter.
In connection with Mr. Sanchez's appointment as President and CEO, the Board, upon recommendation of the Compensation Committee of the Board, and in consultation with Cook, approved the following adjustments to Mr. Sanchez's compensation:

•
Effective January 1, 2013, his salary was increased to $700,000, the target payout opportunity under his annual cash incentive award was increased to 150% of his base salary and the target LTI value was increased to 350% of the midpoint of the relevant salary range for his management level.

•
Effective May 3, 2013, in connection with Mr. Swienton's retirement from the Company, Mr. Sanchez's salary will be further increased to $750,000. The target payout opportunity under his annual cash incentive award and LTI value will not change at that time.

Mr. Sanchez will not receive any additional compensation for his service on the Board.
Revisions to Executive Compensation Program for 2013
In 2012, the design structure of the Company's Long-Term Incentive Program was substantially revised to further encourage retention, promote critical success factors for the business and align the program with then current market practice. For awards granted in February 2013, the Compensation Committee has largely retained the overall design of the 2012 Long-Term Incentive Program but, in consultation with Cook, has made certain revisions to more appropriately measure Ryder's performance relative to its peers, encourage retention, further align program results with Company financial performance and reflect current market practice. Specifically, the following modifications have been made with respect to the 2013 Long-Term Incentive Program awards granted to the NEOs in February 2013:

•
Target and Mix. The total target LTI values did not change. However, the LTI allocation was slightly revised with 40% allocated to stock options (reduced from 45% in 2012), 40% allocated to PBRSRs (increased from 35% in 2012) and 20% to PBCAs (unchanged from 2012). This reduced allocation to stock options was designed to better align the portfolio of award types with market practice.

•
Stock Options. Stock options will continue to vest in three equal annual installments commencing on the first anniversary of the grant date. However, the stock options granted in February 2013 will expire ten years from the grant date as opposed to seven years from the grant date.

•
PBRSRs and PBCAs. The performance metric applicable to the 2013 PBRSRs and PBCAs will be subject to two performance metrics: 50% will be based on Ryder's TSR relative to the TSR of a custom peer group and 50% will be based on Ryder's return on capital (ROC) measured against a ROC target set annually for each year of the three-year performance cycle.

•	PBRSRs and PBCAs Based on TSR.

◦
Measuring Periods. The PBRSRs and PBCAs based on TSR, which will continue to be measured in three performance periods: 1/3 will be earned based on performance from January 1, 2013 through December 31, 2013; 1/3 will be earned based on performance from January 1, 2013 through December 31, 2014; and 1/3 will be earned based on performance from January 1, 2013 through December 31, 2015. All awards that have been earned will only vest at the end of the entire three-year performance cycle if the executive is employed with the Company, subject to approval of the Compensation Committee and our Board of Directors (in the case of the CEO).

◦
Use of Custom Peer Group. The custom peer group to be used for TSR comparison will consist of Ryder's current primary Peer Group as well as additional companies identified by Cook. The Compensation Committee believes that measuring TSR against this custom peer group as opposed to companies in the S&P 500 Composite Index will avoid comparisons of Ryder's performance against companies that may not be subject to the same market conditions and economic recovery cycles applicable to Ryder. Use of a custom peer group, as opposed solely to Ryder's primary Peer Group will allow for a better comparison of Ryder's performance in the markets in which we compete, including against additional companies viewed as peers by our investors. Further, the Compensation Committee believes that having a greater sample size may help to minimize year-over-year volatility relative to our primary Peer Group.

◦
Measurement. For 2013, the TSR for Ryder and each peer company will be calculated based on the average percentage change in the relevant stock price from the last ten trading days prior to the beginning of the relevant performance period to the last ten trading days prior to the end of the relevant performance period, assuming reinvestment of dividends on the ex-dividend date. The Compensation Committee believes that the use of this ten-day averaging methodology at the beginning and the end of each respective performance period will ameliorate the effect of any trading aberrations that may not be reflective of the overall performance of either Ryder or any of the peer companies.

◦	Incremental Performance. The incremental performance measures remain unchanged.

•	PBRSRs and PBCAs Based on ROC.

◦
Use of ROC as Metric. The Compensation Committee believes that basing 50% of performance on Ryder's return on capital (ROC) will ensure that appropriate focus is maintained on capital efficiency across all of the Company's business segments throughout the performance period. Further, the Compensation Committee believes that setting the ROC target on an annual basis will address the inherent difficultly in setting realistic long-term goals in a volatile business environment and will help ensure that the awards continue to serve as a meaningful incentive throughout the full three-year performance cycle.

◦
Measuring Period. The 50% portion of the PBRSRs and PBCAs based on ROC will be measured in three equal performance periods: 1/3 will be earned based on performance from January 1, 2013 through December 31, 2013; 1/3 will be earned based on performance from January 1, 2014 through December 31, 2014; and 1/3 will be earned based on performance from January 1, 2015 through December 31, 2015. All awards that have been earned will only vest at the end of the three-year period if the employee is employed with the Company, subject to approval of the Compensation Committee and our Board of Directors (in the case of the CEO).

◦
Incremental Performance. A ROC threshold, target and maximum performance level will be set annually for each year of the performance cycle. ROC performance against target will be measured annually. For each annual performance year over the three-year performance cycle, 1/3 of the award will be accrued and banked incrementally as follows: (1) 25% will be earned if threshold ROC is met; (2) 100% will be earned if target ROC is met; and (3) 125% will be earned if maximum ROC is met.

•	Dividend Equivalents. Dividend equivalents will accrue and be paid only with respect to PBRSRs that actually vest at the end of the three-year performance cycle.
Clawback Policy
If an executive is terminated for cause (as defined in the severance agreements described on page 49 under “NEO Severance Agreements”, and which includes fraud, misappropriation, or embezzlement; conviction of any felony; conviction of a misdemeanor involving moral turpitude; and willful failure to perform duties) or if he violates certain noncompete and nonsolicitation provisions of his severance agreement, our LTI awards include clawback provisions that allow us to (1) cancel vested and unvested stock options and unvested restricted stock right awards and (2) recoup proceeds received by the executive within one year prior to the termination upon the exercise of stock options or the sale of stock underlying vested restricted stock rights.

We intend to adopt a clawback policy applicable to all annual and LTI awards and arrangements for our executives after the SEC adopts final rules implementing the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Severance and Change of Control Agreements
All officers (including all executive officers) are currently eligible for certain severance benefits under either individual severance agreements (in the case of our NEOs) or the terms of our executive severance plan, as discussed below. These arrangements are described in more detail under the heading “Potential Payments Upon Termination or Change of Control” on page 48. Severance arrangements are intended to ease the consequences of an unexpected termination of employment. These arrangements are also designed to prevent our senior executives from seeking employment with our competitors after termination or soliciting our employees or customers during the restricted period. The change of control arrangements are designed to preserve productivity, avoid disruption and prevent attrition during a period when we are, or are rumored to be, involved in a change of control transaction. The change of control severance arrangements also motivate executives to pursue transactions that are in our shareholders' best interests despite the potential negative impact of the transaction on their future employment. While cognizant of their terms, the Compensation Committee does not view the change of control and severance arrangements as an element of current compensation and such arrangements do not necessarily affect the Compensation Committee's annual compensation decisions.
The severance and change of control severance arrangements for the NEOs, including Mr. Swienton, are provided under individual severance agreements. A description of the current severance and change of control severance arrangements as well as a summary of potential payments relating to these and other termination events, can be found under the heading “Potential Payments Upon Termination or Change of Control” on page 48.
In December 2012, the Board approved the following amendments to the individual severance agreements for Mr. Swienton in his role as Executive Chair, Mr. Sanchez in his role as President and CEO and the Company's other NEOs, which changes became effective on December 31, 2012:

•
Modified Calculation of Severance Benefit to Preserve Tax Deductibility. Under the existing Severance Agreements with the Company's CEO and other NEOs, upon a termination without cause not involving a change of control, executives will be entitled to a multiple of their target bonus opportunity under the Company's annual cash incentive awards. Because the Company intends any payments made under the annual incentive awards to qualify as performance based compensation under Section 162(m) of the Internal Revenue Code, the Severance Agreements have been amended to provide that, upon a termination without cause not involving a change of control, executives will be entitled to a pro-rata bonus based on actual performance in the year of termination and a multiple (which is unchanged) of the average of amounts actually paid to the executive under the annual cash incentive awards for the three-year period preceding the year of termination. If after a change of control has occurred, the executive is terminated without cause or the executive terminates his employment for “good reason”, the executive will be entitled to a pro-rata bonus based on actual performance in the year of termination and a multiple (which is unchanged) of their target bonus opportunity under the Company's annual cash incentive awards.

•
Elimination of Gross-Up on Excise Tax. Under the existing Severance Agreements with the Company's CEO and other NEOs (except Mr. Garcia), the executives are entitled to a lump sum cash payment (gross-up payment) in the event they have an “excess parachute payment” that is subject to the excise tax under Section 280G of the Tax Code. The Severance Agreements for all NEOs (other than Mr. Garcia who is already subject to the net benefit approach discussed below) have been amended to provide that the executive will receive either the “excess parachute payment” due under the Agreement without any gross-up payment from the Company or a reduced severance payment such that no portion of the payment will be subject to the excise tax, depending on which amount results in the executive's receipt of the greatest amount of net benefits. The gross-up benefit has also been eliminated from the Executive Severance Plan for all other Company officers.

Equity Granting Practices
The Compensation Committee has a written Policy on Equity Granting Practices, which provides that all grants of equity awards must be approved by the Compensation Committee (or in the case of the CEO, the independent directors acting as a group) at a Board or Compensation Committee meeting and not by written consent. In the case of new hires (other than executive officers and other direct reports to our CEO), equity grants may be approved by the Chair of the Compensation Committee. The grant date of any equity award shall generally be the date of the Board or Compensation Committee meeting at which the award was approved, provided that the grant date for a new hire will be the later of (1) the date the award was approved by the Board, Compensation Committee or Compensation Committee Chair, as applicable or (2) the date on which the new hire commences employment.
We do not time our equity award grants relative to the release of material non-public information. The Policy does provide that the Compensation Committee can designate a grant date for time based restricted stock rights that is later, but not before, the Compensation Committee approval date in order to prevent the rights from vesting at a time when the executive is prevented from trading stock as a result of Ryder's Insider Trading Policy, thereby avoiding potential negative tax implications to the executive.
Stock Ownership Requirements
To demonstrate the importance of linking executive management and shareholder interests, we maintain formal stock ownership requirements for all of our officers. Effective in 2013, the stock ownership requirements were increased. Now, the CEO must own Ryder stock or stock equivalents (including any unvested restricted stock rights) having a value equal to at least four (rather than two) times his annual base salary, and all other officers must own Ryder stock or stock equivalents having a value equal to at least two (rather than one) times their base salary. The increased ownership requirements must be proportionately satisfied within five years. As of December 31, 2012, all named executive officers were in compliance with their stock ownership requirements.
Prohibition on Hedging Transactions, Margin Accounts and Pledged Securities
Our Insider Trading Policy prohibits our Board members, officers and other designated employees from engaging in any hedging transactions with respect to any Company securities, which includes hedging transactions or monetization transactions such as zero-cost collars and forward sale contracts that allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the Board member, officer or employee to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Board member, officer or employee may no longer have the same objectives as the Company's other shareholders. Therefore, Board members, officers and designated employees are prohibited from engaging in any of such transactions.
In January 2013, we amended our Insider Trading Policy to prohibit our Board members and executive officers from using margin accounts or pledging Company securities as collateral for a loan. Securities held in a margin account as collateral for a margin loan may be sold by a broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in the Company's securities, Board members and executive officers are prohibited from holding the Company's securities in a margin account or otherwise pledging the Company's securities as collateral for a loan. Currently, no Board member or executive officer holds securities in a margin account or has pledged Company securities as collateral for a loan.
Tax Implications
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes public companies from taking a federal income tax deduction for compensation in excess of $1 million paid to individual named executive officers unless certain specific and detailed criteria are met, including the requirement that compensation be “performance based” and under a plan approved by our shareholders.
As part of its review of our executive compensation arrangements, the Compensation Committee is cognizant of the tax implications of Section 162(m). The Compensation Committee believes that preserving its flexibility in awarding compensation is in the Company's best interests and that of our shareholders and may determine, in light of all applicable circumstances, to award compensation in a manner that will not preserve the deductibility of such compensation under Section 162(m). In addition, in 2012, the Committee amended the individual severance agreements with the NEOs so that amounts paid under the annual cash incentive awards are deductible under Section 162(m).
We believe all stock options, PBRSRs and PBCAs granted in 2012 under our 2012 LTIP meet the “performance based” exception for deductibility under Section 162(m).

Nonqualified Deferred Compensation
Under Section 409A of the Internal Revenue Code, amounts deferred by an NEO under a nonqualified deferred compensation plan (including certain severance plans) may be included in gross income when earned and subject to a 20% additional federal tax, unless the plan complies with certain requirements related to the timing of deferral election and distribution decisions. We administer our plans consistent with Section 409A requirements and have amended plan documents to comply with Section 409A requirements.
Compensation Risks
Cook was engaged by the Committee to assist with the assessment of risk arising from the Company’s compensation programs and policies. The assessment covered each material element of executive and non-executive employee compensation. Based on Cook's assessment, the Company concluded that these policies and practices do not create risk that is reasonably likely to have a material adverse effect on Ryder.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that Ryder specifically incorporates it by reference into a filing.
Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on our review and discussions, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by the Compensation Committee of the Board.
L. Patrick Hassey (Chair)
James S. Beard
John M. Berra
Robert J. Eck
Michael F. Hilton
Eugene A. Renna

EXECUTIVE COMPENSATION
The following table sets forth the 2012, 2011 and 2010 and compensation for:

•	our Chief Executive Officer during 2012;

•	our Chief Financial Officer during 2012; and

•
the three other most highly compensated executive officers serving as executive officers at the end of 2012 (based on total compensation (as reflected in the table below) excluding the amounts in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column).

We refer to the executive officers included in the Summary Compensation Table as our named executive officers. A detailed description of the plans and programs under which our named executive officers received the following compensation can be found in the Compensation Discussion and Analysis beginning on page 24.
Summary Compensation Table

Name and Principal Position		Year	Salary ($)	Stock Awards ($)[1]	Option Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)[3]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[4]	All Other Compensation ($)[5]	Total ($)
Gregory T. Swienton	Executive Chair, formerly Chair and Chief Executive Officer until December 31, 2012	2012	924,500	990,952	1,574,956	1,919,564	935,617	58,753	6,404,342
		2011	908,333	643,818	1,530,018	2,325,047	769,582	56,295	6,233,093
		2010	900,000	799,188	1,509,746	1,585,914	450,480	67,551	5,312,879
Art A. Garcia	Executive Vice President and Chief Financial Officer	2012	412,500	181,139	288,012	289,081	76,243	72,799	1,319,774
		2011	360,417	119,305	283,527	540,860	65,442	51,386	1,420,937
		2010	285,500	413,615	60,752	204,733	41,402	39,575	1,045,577
Robert E. Sanchez	Chief Executive Officer and President, formerly President and Chief Operating Officer until December 31, 2012	2012	613,417	246,436	391,471	724,374	119,167	86,045	2,180,910
		2011	515,000	142,017	337,471	873,843	98,063	65,673	2,032,067
		2010	440,000	808,658	335,231	440,189	58,818	61,140	2,144,036
John H. Williford	President, Global Supply Chain Solutions	2012	538,750	208,039	330,703	572,657	0	85,407	1,735,556
		2011	529,583	1,013,786	330,728	895,870	0	55,292	2,825,259
		2010	525,000	218,228	326,259	488,590	0	62,381	1,620,458
Robert D. Fatovic	Executive Vice President, Chief Legal Officer and Corporate Secretary	2012	345,750	693,360	249,751	327,591	101,955	69,968	1,788,375
		2011	339,917	104,475	248,399	508,355	84,225	69,994	1,355,365
		2010	337,000	149,013	243,009	329,072	50,759	56,713	1,165,566

1
Stock awards consist of performance based restricted stock rights (PBRSRs) granted pursuant to our Long-Term Incentive Program (LTIP)as described on page 33 in the Compensation Discussion and Analysis. For 2012, the amount also includes the fair market value of 10,000 time based restricted stock rights (TBRSRs) granted to Mr. Fatovic (with a grant date fair market value of $536,300). For 2011, the amount also includes the fair market value of 15,000 TBRSRs granted to Mr. Williford (with a grant date fair market value of $874,575). For 2010, the amount also includes the fair market value of 10,000 TBRSRs granted to Mr. Garcia (with a grant date fair market value of $391,450) and 15,000 TBRSRs granted to Mr. Sanchez (with a grant date fair market value of $587,175) and the following special grant of TBRSRs: 7,500 shares to Mr. Swienton (with a grant date fair market value of $247,388), 3,000 shares each to Mr. Sanchez and Mr. Williford (each with a grant date fair value of $98,955) and 1,825 shares to Mr. Fatovic (with a grant date fair value of $60,198). The grant date fair value of stock awards is determined pursuant to the accounting guidance for stock compensation and represents the total amount that we will expense in our financial statements over the relevant vesting period. Consequently, the amounts in this column may not reflect the actual value that will be recognized by the named executive officer. For information regarding the assumptions made in calculating the amounts reflected in this column, see note 23 to our audited consolidated financial statements, included in our annual report on form 10-K for the year ended December 31, 2012. Dividend equivalents will accrue on all 2012 grants of PBRSRs and TBRSRs and will be paid on those that vest. Dividend equivalents are paid on all 2011 and 2010 grants of PBRSRs and TBRSRs.

2
Option awards consist of stock options granted pursuant to our LTIP as described on page 33 in the Compensation Discussion and Analysis. The grant date fair value of option awards is determined pursuant to the accounting guidance for stock compensation and represents the total amount that we will expense in our financial statements over the relevant vesting period. Consequently, the amounts in this column may not reflect the actual value that will be recognized by the named executive officer. For information regarding the assumptions made in calculating the amounts reflected in this column, see note 23 to our audited consolidated financial statements, included in our annual report on Form 10-K for the year ended December 31, 2012.

3
For 2012, the amounts in this column represent (1) amounts earned in 2012 under the 2012 annual cash incentive awards (ACIAs), which were paid in February 2013 and (2) the amount of the performance based cash awards (PBCAs) earned in 2012, which were originally granted in February 2010 for the 2010 - 2012 performance cycle of our LTIP (paid in February 2013). The PBCAs vested as Ryder's total shareholder return (TSR) for the three-year period ended December 31, 2012 exceeded the TSR of the 33rd percentile for the S&P 500 Composite Index for the same period. Following is a breakdown of the amounts paid for 2012:

Name	Year	ACIAs ($)	PBCAs ($)
Gregory T. Swienton	2012	1,248,576	670,988
Art A. Garcia	2012	262,002	27,079
Robert E. Sanchez	2012	575,352	149,022
John H. Williford	2012	427,736	144,921
Robert D. Fatovic	2012	219,604	107,987

4
The amounts in this column include an estimate of the increase in the actuarial present value of the accrued pension benefits (under both our pension and pension restoration plans) for the named executive officer for the respective year. Assumptions used to calculate these amounts are described under “Pension Benefits” on page 46. No named executive officer realized above-market or preferential earnings on deferred compensation.

5	All Other Compensation for 2012 includes the following payments or accruals for each named executive officer:

	Year	Employer Contributions to the 401(k) Plan($)(a)	Employer Contributions to the Deferred Compensation Plan($)(a)	Premiums Paid Under the Supplemental Long-Term Disability Insurance Plan($)	Premiums Paid for Executive Life Insurance($)	Charitable Awards Programs ($)(b)	Perquisites($)(c)
Gregory T. Swienton	2012	—	—	8,373	3,495	7,639	39,246
Art A. Garcia	2012	13,750	31,145	5,419	1,559	1,000	19,926
Robert E. Sanchez	2012	13,750	39,400	4,328	2,319	—	26,248
John H. Williford	2012	13,750	39,481	9,737	2,036	—	20,403
Robert D. Fatovic	2012	13,750	25,431	5,133	1,307	—	24,347

(a)
As described under “Pension Benefits”, Messrs. Garcia, Sanchez, Williford and Fatovic do not accrue benefits under our pension plan and instead receive employer contributions into their 401(k) and deferred compensation accounts. Mr. Swienton accrues benefits under our pension plan and therefore is not eligible for the 3% Company contribution or the 50% Company match of employee contributions into his 401(k) and deferred compensation accounts. Mr. Swienton is eligible for the discretionary Company contribution based on our attainment of annual performance targets, which is available to all employees whether or not they continue to participate in the pension plan.

(b)
The amounts in this column reflect, for Mr. Swienton, insurance premium payments made in connection with the Directors’ Charitable Awards Program. Mr. Garcia is eligible to participate in our Matching Gifts to Education Program available to all employees, which is limited to a maximum benefit of $1,000 per year.

(c)
Includes, for each executive, a car allowance, a financial planning and tax preparation allowance, an annual perquisite allowance and amounts paid in connection with the executive’s home security system. The value in this column reflects the aggregate incremental cost to us of providing each perquisite to the executive.

2012 Grants of Plan Based Awards
The following table reflects the five types of plan based awards granted to our named executive officers in 2012. The first row represents the range of payouts under the 2012 annual cash incentive awards (ACIAs) granted under the Ryder System, Inc. 2005 Equity Compensation Plan. The second row represents the number of shares of common stock to be issued upon vesting of the performance based restricted stock rights (PBRSRs) granted in 2012 under the Ryder System, Inc. 2005 Equity Compensation Plan as part of our Long-Term Incentive Program (LTIP). The third row represents the target payout under the performance based cash awards (PBCAs) granted in 2012 under the Ryder System, Inc. 2005 Equity Compensation Plan as part of our LTIP. The fourth row represents stock options granted during 2012 under the Ryder System, Inc. 2005 Equity Compensation Plan as part of our LTIP. The fifth row (as applicable) represents the time based restricted stock rights (TBRSRs) granted during 2012 under the Ryder System, Inc. 2005 Equity Compensation Plan.

Name	Grant Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)[2]	All Other Stock Awards Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)[3]	Exercise or Base Price of Option Awards ($/Sh)[4]	Grant Date Fair Value of Stock and Option Awards ($)[5]
			Threshold ($)	Target ($)	Maximum ($)
Gregory T. Swienton	ACIA	2/10/12[1]	393,168	1,572,672	3,145,344
	PBRSR	2/10/12				22,840				990,952
	PBCA	2/10/12[6]		700,057
	Options	2/10/12						111,965	53.63	1,574,956
Art A. Garcia	ACIA	2/10/12[1]	82,503	330,011	660,022
	PBRSR	2/10/12				4,175				181,139
	PBCA	2/10/12[6]		128,069
	Options	2/10/12						20,475	53.63	288,012
Robert E. Sanchez	ACIA	2/10/12[1]	181,174	724,697	1,449,394
	PBRSR	2/10/12				5,680				246,436
	PBCA	2/10/12[6]		173,891
	Options	2/10/12						27,830	53.63	391,471
John H. Williford	ACIA	2/10/12[1]	134,691	538,765	1,077,530
	PBRSR	2/10/12				4,795				208,039
	PBCA	2/10/12[6]		147,124
	Options	2/10/12						23,510	53.63	330,703

Robert D. Fatovic	ACIA	2/10/12[1]	69,152	276,608	553,216
	PBRSR	2/10/12				3,620				157,060
	PBCA	2/10/12[6]		111,096
	Options	2/10/12						17,755	53.63	249,751
	TBRSR	2/10/12[7]					10,000			536,300

1
Amounts reflect the range of potential payouts that were possible under the 2012 ACIAs. The 2012 ACIAs are discussed in further detail under the heading “2012 Annual Cash Incentive Awards” in the Compensation Discussion and Analysis.

2
This column reflects the amount of PBRSRs granted under our 2012 LTIP. The PBRSRs are segmented into three performance periods of one, two and three years and will be earned based on performance in each respective period as follows: one-third will be earned based on performance results for Year 1 (January 2012 through December 2012), one-third will be earned based on performance results for Years 1 and 2 (January 2012 through December 2013) and one-third will be earned based on performance results for Years 1, 2 and 3 (January 2012 through December 2014). All awards that have been earned at the end of each performance period will vest at the end of the three-year period. The performance targets for each of the three performance periods are as follows: 25% of the award will be earned if Ryder's TSR meets the TSR of the 33rd percentile of the S&P 500 Composite Companies, 100% will be earned if Ryder's TSR meets the TSR of the 50th percentile of the S&P 500 Composite Companies and 125% will be earned if Ryder's TSR meets the TSR of the 66th percentile of the S&P 500 Composite Companies. The PBRSRs accrue dividend equivalents that will be paid only with respect to PBRSRs that actually vest at the end of the three-year performance cycle. See further discussion under the heading “Long-Term Incentive Program” in the Compensation Discussion and Analysis.

3
Represents stock options granted under our 2012 LTIP. The stock options for all of the named executive officers vest in three equal annual installments beginning on February 10, 2013. For a more detailed description of our stock options and stock option granting policies, see the sections entitled “Long-Term Incentive Program” and “Equity Granting Practices” in the Compensation Discussion and Analysis.

4
The exercise price of the stock options granted in 2012 was set as the average of the high and the low sales prices of our common stock on the grant date, as reported by the NYSE, as required under the Ryder System, Inc. 2005 Equity Compensation Plan. The closing stock price of our common stock was $53.80 on February 10, 2012.

5
The grant date fair value of the stock and option awards is determined pursuant to the accounting guidance for stock compensation and represents the total amount that we will expense in our financial statements over the relevant vesting period. For information regarding the assumptions made in calculating the amounts reflected in this column, see note 23 to our audited consolidated financial statements, included in our annual report on Form 10-K for the year ended December 31, 2012.

6
Represents the potential payout under PBCAs granted in 2012 under our LTIP. The PBCAs are segmented into three performance periods of one, two and three years and will be earned based on performance in each respective period as follows: one-third will be earned based on performance results for Year 1 (January 2012 through December 2012), one-third will be earned based on performance results for Years 1 and 2 (January 2012 through December 2013) and one-third will be earned based on performance results for Years 1, 2 and 3 (January 2012 through December 2014). All awards that have been earned at the end of each performance period will vest at the end of the three-year period. The performance targets for each of the three performance periods are as follows: 25% of the award will be earned if Ryder's TSR meets the TSR of the 33rd percentile of the S&P 500 Composite Companies, 100% will be earned if Ryder's TSR meets the TSR of the 50th percentile of the S&P 500 Composite Companies and 125% will be earned if Ryder's TSR meets the TSR of the 66th percentile of the S&P 500 Composite Companies. See further discussion under the heading “Long-Term Incentive Program” in the Compensation Discussion and Analysis.

7	Represents TBRSRs granted to Mr. Fatovic in 2012. These restricted stock rights will cliff vest on February 10, 2015.

Outstanding Equity Awards as of December 31, 2012

Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
	Exercisable	Unexercisable
Gregory T. Swienton	20,563	0	42.73	02/13/2013
	112,385	0	52.48	02/09/2014
	109,290	0	58.48	02/08/2015
	163,390	0	32.71	02/06/2016
	112,740	56,370(4)	32.99	02/10/2017
	39,709	79,416(5)	49.39	02/11/2018
	0	111,965(6)	53.63	02/10/2019
							24,095(2)	1,203,063
							22,840(3)	1,140,401
					2,500(7)	124,825
Art A. Garcia	5,310	0	52.48	02/09/2014
	4,235	0	58.48	02/08/2015
	6,575	0	32.71	02/06/2016
	4,537	2,268(4)	32.99	02/10/2017
	7,359	14,716(5)	49.39	02/11/2018
	0	20,475(6)	53.63	02/10/2019
							4,465(2)	222,937
							4,175(3)	208,458
					10,000(8)	499,300
Robert E. Sanchez	19,685	0	52.48	02/09/2014
	25,245	0	58.48	02/08/2015
	35,550	0	32.71	02/06/2016
	25,033	12,517(4)	32.99	02/10/2017
	8,759	17,516(5)	49.39	02/11/2018
	0	27,830(6)	53.63	02/10/2019
							5,315(2)	265,378
							5,680(3)	283,602
					1,000(7)	49,930
					15,000(8)	748,950
John H. Williford	16,995	0	72.44	06/23/2015
	24,363	12,182(4)	32.99	02/10/2017
	8,584	17,166(5)	49.39	02/11/2018
	0	23,510(6)	53.63	02/10/2019
							5,210(2)	260,135
							4,795(3)	239,414
					1,000(7)	49,930
					15,000(9)	748,950
Robert D. Fatovic	18,000	0	42.73	02/13/2013
	18,440	0	52.48	02/09/2014
	18,730	0	58.48	02/08/2015
	26,540	0	32.71	02/06/2016
	18,147	9,073(4)	32.99	02/10/2017
	6,447	12,893(5)	49.39	02/11/2018
	0	17,755(6)	53.63	2/10/2019
							3,910(2)	195,226
							3,620(3)	180,747
					608(7)	30,357
					10,000(10)	499,300

(1)	Based on a stock price of $49.93, which was the closing market price of our common stock on December 31, 2012.

(2)
Represents PBRSRs that were granted in February 2011 and will vest if our TSR for the three-year period ending December 31, 2013 meets or exceeds the TSR of the S&P 500 Composite Index over the same period.

(3)
Represents PBRSRs that were granted in February 2012 and will begin to vest if Ryder's TSR for the period ending December 31, 2013 meets or exceeds the threshold 33rd percentile of the TSR of the S&P 500 Composite Companies over the same period.

(4)	These stock options vest on February 10, 2013.

(5)	These stock options vest in two equal annual installments on February 11, 2013 and February 11, 2014.

(6)	These stock options vest in three equal annual installments on February 10, 2013, February 10, 2014 and February 10, 2015.

(7)	These restricted stock rights vest on February 10, 2013.

(8)	These restricted stock rights vest on September 1, 2013.

(9)	These restricted stock rights vest on July 20, 2014.

(10)	These restricted stock rights vest on February 10, 2015.
2012 Option Exercises and Stock Vested

Name		Option Awards		Stock Awards[1]
		Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[2]	Number of Shares Acquired on Vesting (#)[3]	Value Realized on Vesting ($)[4]
		(A)	(B)		(C)
Gregory T. Swienton	2012	129,437(5)	1,098,324	2,500	134,500
Art A. Garcia	2012	1,717(5)	9,160	0	0
Robert E. Sanchez	2012	26,250(5)	211,594	16,000	749,650
John H. Williford	2012	34,090	729,867	1,000	53,800
Robert D. Fatovic	2012	12,000(5)	113,940	608	32,710

1	These columns reflect both PBRSRs and TBRSRs previously awarded to the named executive officers that vested during 2012.

2	Calculated based on the difference between the closing market price of Ryder common stock on the date of exercise and the exercise price of the option.

3
Of these amounts, shares were withheld by Ryder to cover tax withholding obligations as follows: Mr. Swienton, 630 shares; Mr. Garcia, 0 shares; Mr. Sanchez, 5,764 shares; Mr. Williford, 399 shares and Mr. Fatovic, 160 shares.

4	Calculated based on the closing market price of Ryder common stock on the vesting date.

5
All option exercises by Mr. Swienton were effected pursuant to two Rule 10b5-1 trading plans established by Mr. Swienton on May 16, 2011 and August 16, 2012. All option exercises by Mr. Garcia were effected pursuant to a Rule 10b5-1 trading plan established by Mr. Garcia on August 16, 2012. All option exercises by Mr. Sanchez were effected pursuant to a Rule 10b5-1 trading plan established by Mr. Sanchez on August 22, 2012. All option exercises by Mr. Fatovic were effected pursuant to a Rule 10b5-1 trading plan established by Mr. Fatovic on August 31, 2012.

Pension Benefits
We maintain the Ryder System, Inc. Retirement Plan (pension plan) and the Ryder System, Inc. Benefit Restoration Plan (pension restoration plan) for regular full-time employees other than those employees who are covered by plans administered by labor unions and certain other non-exempt employees. Effective December 31, 2007, the pension and pension restoration plans were frozen for all plan participants other than those who were eligible to continue to participate and elected to do so. As a result, these employees ceased accruing further benefits under the defined benefit plans after December 31, 2007. All retirement benefits earned as of December 31, 2007 are fully preserved, continue to be subject to the applicable vesting schedule, and will be paid in accordance with the plans and applicable legal requirements. No employees hired or rehired after January 1, 2007 are eligible to participate in the pension or pension restoration plans.
Benefits payable under the pension plan are based on an employee’s career earnings with us and our subsidiaries. At the normal retirement age of 65, a participant is entitled to a monthly pension benefit payable for life. The annual pension benefit, when paid in the form of a life annuity with no survivor’s benefits, is generally equal to the sum of 1.45% of the first $15,600 of total compensation received during each calendar year that the employee is eligible to participate in the plan, plus 1.85% of the excess over $15,600. The only elements of compensation considered in applying the payment and benefits formula are, to the extent applicable: eligible salary, bonus, overtime, vacation and commission.

Pension plan benefits vest at the earlier of the completion of five years of credited service or upon reaching age 65. If a participant is over age 55 and has more than ten years of continuous credited service, he or she is eligible to retire with an unreduced benefit at age 62. We do not have a policy for granting additional years of credited service. In certain circumstances, we have given credit for years of service with a prior employer in connection with a corporate acquisition or other specific business arrangement. In the event of a change of control, all participants will be fully vested and the term “accrued benefit” will include the value of early retirement benefits for any participant age 45 or older or with ten or more years of service. These benefits are not subject to any reduction for Social Security benefits or other offset amounts. An employee’s pension benefits may be paid in certain alternative forms having actuarially equivalent values.
The maximum annual benefit under a qualified defined benefit pension plan is currently $200,000 beginning at the Social Security retirement age. The maximum compensation and bonus that may be taken into account in determining annual retirement accruals during 2012 was $250,000. The pension restoration plan covers those pension plan participants whose benefits are reduced by the Internal Revenue Code or other United States laws and are eligible to participate in the pension restoration plan. A participant in the pension restoration plan is entitled to a benefit equaling the difference between the amount of benefits the participant is entitled to receive without the reductions and the amount of benefits the participant is entitled to receive after the reductions.
Effective January 1, 2008, employees who were no longer eligible to continue to earn benefits in the pension plan were automatically transitioned to an enhanced 401(k) plan and a non-elective deferred compensation plan (if eligible) for their retirement benefits. Our existing 401(k) plan was enhanced for those employees that are no longer eligible to earn pension benefits to provide for a (1) Company contribution equal to 3% of eligible pay, subject to a vesting schedule, even if employees do not make contributions to the plan and (2) a 50% Company match of employee contributions of up to 5% of eligible pay, subject in each case to IRS limits. The 401(k) plan also gives the Company the ability to make a discretionary Company contribution, whether or not the employees continue to participate in the pension plan. Effective December 31, 2007, our deferred compensation plan was amended to provide for Company contributions in excess of the applicable IRS limitations under the 401(k) plan. The deferred compensation plan was also amended to provide for Company discretionary contributions in excess of the applicable IRS limitations to all deferred compensation plan participants. Employees eligible for Ryder contribution enhancements in the 401(k) plan are also eligible for the enhancements in the deferred compensation plan provided they meet the eligibility requirements under the deferred compensation plan. Eligible employees must elect to participate in the deferred compensation plan to be eligible for any excess Company match.
Based on his age and tenure with Ryder, Mr. Swienton was eligible to choose to continue accruing benefits under the pension and pension restoration plans, and he elected to do so. Mr. Garcia, Mr. Sanchez and Mr. Fatovic did not meet the eligibility requirements, and, as such, their pension benefits were frozen and each is now entitled to the enhanced benefits under the 401(k) plan and deferred compensation plans. Mr. Williford was hired after January 1, 2007 and therefore, was not eligible to participate in the pension or pension restoration plans. Mr. Williford is entitled to the enhanced benefits under the 401(k) plan and deferred compensation plans.
The following table sets forth the present value of the accumulated benefits for the named executive officers assuming they retire at the unreduced early retirement age of 62 and have ten years of continuous service, and using interest rate and mortality rate assumptions consistent with those used in our financial statements. For information regarding interest rate and mortality rate assumptions, see the section entitled “Employee Benefit Plans” in note 24 to our audited consolidated financial statements, included in our annual report on Form 10-K for the year ended December 31, 2012.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Gregory T. Swienton	Retirement Plan	14	657,011
	Benefit Restoration Plan	14	3,877,563
Art A. Garcia	Retirement Plan	15	266,559
	Benefit Restoration Plan	15	153,523
Robert E. Sanchez	Retirement Plan	20	295,664
	Benefit Restoration Plan	20	275,304
John H. Williford	Retirement Plan	0	0
	Benefit Restoration Plan	0	0
Robert D. Fatovic	Retirement Plan	18	260,718
	Benefit Restoration Plan	18	233,776
2012 Nonqualified Deferred Compensation
We maintain a deferred compensation plan for certain employees, including our NEOs, pursuant to which participants may elect to defer receipt of their cash compensation (base salary, commissions and annual bonus only). Any deferred amounts are part of our general assets and are credited with hypothetical earnings based on several hypothetical investment options selected by the employee, including Ryder common stock. The compensation may be deferred until the earlier to occur of a fixed date or separation of employment due to retirement, disability or removal, and is payable in a lump sum or in installments for a period ranging from two to fifteen years as elected in advance by the executive. Upon a change of control, all deferred amounts will be paid immediately in a lump sum. Our current deferred compensation plan does not provide for above-market or preferential earnings. As described above under “Pension Benefits”, in 2012, Mr. Garcia, Mr. Sanchez and Mr. Fatovic were not eligible to continue accruing benefits and Mr. Williford was never eligible to accrue benefits under our pension plan. Instead, each received employer contributions into his deferred compensation account. A description of these benefits is included under “Pension Benefits” above.

Name	Executive Contributions in Last Fiscal Year ($)[1]	Employer Contributions in Last Fiscal Year ($)[1]	Aggregate Earnings in Last Fiscal Year ($)[2]	Aggregate Balance at Last Fiscal Year End ($)[3]
Gregory T. Swienton	0	0	0	0
Art A. Garcia	42,259	31,145	12,261	202,553
Robert E. Sanchez	0	39,400	27,680	369,004
John H. Williford	0	39,481	5	69,688
Robert D. Fatovic	27,660	25,431	69,317	923,814

1	The amounts reflected in this column were reported as compensation to the named executive officers in our Summary Compensation Table for 2012.

2	The amounts reflected in this column were not reported as compensation to the named executive officers in our Summary Compensation Table for 2012.

3	Aggregate earnings on deferred compensation included in these amounts were not reported as compensation to the named executive officers in our Summary Compensation Table.
Potential Payments Upon Termination or Change of Control
During 2012, our officers were entitled to severance benefits under our severance and change of control severance program, which was effective December 2008. The severance benefits for the current named executive officers, including Messrs. Swienton and Sanchez, are provided under individual severance agreements. The severance benefits for all other officers are provided under Ryder’s Executive Severance Plan, as amended, a copy of which was filed with the SEC on February 11, 2009. Mr. Swienton did not receive any severance payments in connection with his retirement as CEO of the Company on January 1, 2013, nor will be entitled to severance upon his retirement as Executive Chair in May 2013. No severance was paid to any other NEO during 2012.
The individual severance agreements and Executive Severance Plan were amended effective December 31, 2012 to make structural changes to the severance calculations to ensure that payments made under our annual cash incentive awards are considered "performance-based" for purposes of Section 162(m) of the Internal Revenue Code and to eliminate any gross-up payment due to executives for excise taxes on severance payments.
Voluntary Termination and Termination for Cause
In the event a named executive officer voluntarily terminates his employment with us, other than as a result of death, disability or retirement, or is terminated for cause, the executive officer will not be entitled to receive any severance payments under the terms of his NEO severance agreement. The executive officer will retain any accrued compensation and benefits to the extent vested. In the event of voluntary termination, all unvested equity awards will be canceled and the executive officer will have three months from the date of termination to exercise any vested stock options. In the event of termination for cause, all equity, vested and unvested, will be canceled.
Termination for Death, Disability or Retirement
Cash.    In the event an executive officer retires, he will be entitled to receive any accrued compensation and benefits to the extent such benefits have vested, including under our pension and pension restoration plans, as described in more detail under the heading “Pension Benefits”. In the event of death, the executive officer’s beneficiaries would receive benefits under the executive life insurance policies we maintain on his behalf, which benefits are equal to three times the executive’s current base salary up to an aggregate of $3.0 million. In addition, welfare benefits (health, dental and prescription) are extended for 60 days for covered beneficiaries, the total cost of which would range from approximately $2,076 to $3,104, depending on the executive’s coverage and number of covered family members. In the event of disability, the executive officer would be entitled to any amounts paid under our disability insurance policies, including the supplemental long-term disability we maintain for executive officers (as described under “Retirement and Welfare Benefits and Perquisites” in the Compensation Discussion and Analysis). Upon death or disability, the executive officer (or his beneficiary) would also be entitled to a pro-rata payment under our annual cash incentive award program.
Equity.    Upon death or retirement, all unvested stock options will be canceled and all vested stock options will remain exercisable for the remainder of the term of the option. Upon disability, unvested stock options will continue to vest for a period of three years following disability. The intrinsic value as of December 31, 2012 of the stock options that will continue to vest upon disability (calculated based on the difference between the exercise price of the options and the closing market price of our stock on December 30, 2012) was $1.6 million for all named executive officers. Upon disability, all vested stock options will remain exercisable for the remainder of the term of the option.
Upon death, disability or retirement, a pro-rata portion of any TBRSRs will vest and the underlying common stock will be distributed to the executive; and, if the performance condition for any PBRSRs or PBCAs is met, a pro-rata portion of the PBRSRs and PBCAs will vest and the underlying common stock and cash will be distributed to the executive when distribution to all other participants occurs. The fair market value of the pro-rata number of restricted stock rights plus the value of the PBCAs that the executives would have been provided had the death, disability or retirement occurred on December 31, 2012 and assuming, with respect to the PBRSRs and PBCAs, that the performance condition is met, is as follows: Gregory T. Swienton, $2,650,607; Art A. Garcia, $759,986; Robert E. Sanchez, $1,204,987; John H. Williford, $938,287; and Robert D. Fatovic, $583,762.
With respect to stock options, PBRSRs and PBCAs granted to Mr. Swienton in 2012, the stock options and a pro-rata portion of only earned PBRSRs and PBCAs will continue to vest so long as Mr. Swienton is providing consulting services to the Company. For additional information on Mr. Swienton's consulting agreement, refer to "CEO Transition" on page 35 of this proxy statement.
Involuntary Termination without Cause and Termination Following a Change of Control
NEO Severance Agreements.    Following is a description of the severance benefits provided under the NEO severance agreements upon the executive’s involuntary termination without Cause. The Compensation Committee may use its discretion to make post-termination payments to executive officers that are not required pursuant to the terms of the NEO severance agreements if such payments are determined to be in the best interests of Ryder.
Key Defined Terms.    Following are key terms defined in the NEO severance agreements:

•
“Cause” means an act(s) of fraud, misappropriation, or embezzlement; conviction of any felony; conviction of a misdemeanor involving moral turpitude; willful failure to report to work for more than 30 days; willful failure to perform duties; material violation of Ryder’s Principles of Business Conduct; and any other activity which would constitute cause. The last two triggers are not included in the definition of Cause for purposes of providing severance upon a Change of Control.

•
“Change of Control” means the acquisition of 30% or more of the combined voting power of our common stock; a majority change in the composition of our Board; any reorganization, merger or consolidation that results in more than a 50% change in the share ownership of our common stock, the acquisition of 30% or more of the voting power of our common stock by one person or a majority change in the composition of the Board; our liquidation or dissolution; or a sale of substantially all of our assets.

•
“Good Reason” means a material reduction in compensation; transferring the executive more than 50 miles; failure to obtain a successor’s agreement to honor the NEO severance agreement; failure to pay certain Change of Control severance benefits into a trust; termination of employment not done in accordance with the NEO severance agreement; and any material change in duties or any other material adverse change in the terms and conditions of the executive officer’s employment (but specifically does not include a change in title or reporting relationship).

Eligibility.    A NEO is entitled to severance benefits if we terminate his employment for any reason other than death, disability or Cause. A NEO is entitled to Change of Control severance benefits if we terminate his employment, or the executive terminates his employment for Good Reason, in each case within two years (referred to as the protection period) after a Change of Control, and certain other requirements are met.
Severance Benefits.    If a NEO meets the eligibility requirements described above, he will be entitled to the following severance benefits, subject to any limitations under Section 409A of the Internal Revenue Code:

	Severance Benefits	Change of Control Severance Benefits
Cash Severance

The executive will receive cash severance as follows:
•  salary continuation for the applicable severance period (18 months for all executive officers and 30 months for the CEO)
•  bonus equal to the target annual bonus amount (based on the executive’s base salary on the date of termination) for the relevant period times the applicable bonus multiple (1.5x for all executive officers and 2.5x for the CEO)
As discussed above, effective January 1, 2013, the executive will receive:
• salary continuation for the applicable severance period (18 months for all executive officers and 30 months for the CEO)
•   pro-rata cash payment under the applicable annual cash incentive awards based on actual performance in the year of termination
• severance payment equal to 1.5x for all executive officers and 2.5x for the CEO of the average amounts actually paid to the executive under the annual cash incentive award for the three-year period preceding the year of termination

The executive will receive cash severance as follows:
•   lump sum payment equal to the executive’s eligible base salary on the date of termination times the applicable salary multiple (2x for all executive officers and 3x for the CEO)
•  bonus equal to the target annual bonus amount (based on the executive’s base salary on the date of termination) for the relevant period times the applicable bonus multiple (2x for all executive officers and 3x for the CEO)
Effective January 1, 2013 the executive will
receive:
•   lump sum payment equal to the executive’s eligible base salary on the date of termination times the applicable salary multiple (2x for all executive officers and 3x for the CEO)
•  pro-rata cash payment under the applicable annual cash incentive awards based on actual performance in the year of termination
•  bonus equal to the target annual bonus amount (based on the executive’s base salary on the date of termination) for the relevant period times the applicable bonus multiple (2x for all executive officers and 3x for the CEO)

Benefits

The executive will be entitled to benefits as follows:
•  continuation of all medical, dental, prescription and vision insurance plans and programs until the earlier of the end of the applicable severance period or the executive officer’s eligibility under COBRA to receive benefits from another employer
•  continuation of executive life and supplemental disability insurance until the end of the relevant severance period
•  outplacement services under a Company-sponsored program

Other Provisions.    The NEO severance agreements contain standard confidentiality, non-competition, non-solicitation and release provisions. For 2012, our CEO and other NEOs (other than Mr. Garcia), had severance agreements that provided for a tax gross-up with a 10% cutback feature. Mr. Garcia’s severance agreement provided that Ryder would reduce (but not below zero) the aggregate present value of the payments under the agreement to an amount that would not cause any payment to be subject to the excise tax under Section 4999 of the Internal Revenue Code, if reducing the payments under the agreement would provide the executive with a greater net after-tax amount than would be the case if no reduction was made ("Net Benefit Provision"). As discussed above, effective January 1, 2013, the gross-up on any excise taxes was eliminated and all NEOs are subject to the Net Benefit Provision.
Equity and Other Compensation.    Our executive officers (including all of our NEOs) are also entitled to certain severance benefits upon an involuntary termination without Cause and certain Change of Control severance benefits upon a Change of Control under the terms of our equity, deferred compensation, and pension plan and pension restoration plan, subject in all cases to the limitations under Section 409A of the Internal Revenue Code.

Specifically, upon involuntary termination without Cause, an executive’s vested stock options would be exercisable until three months after the end of the relevant severance period, and upon a Change of Control, (1) our current equity plans provide for accelerated vesting of outstanding equity awards (single-trigger), (2) all deferred compensation amounts are immediately vested and paid to the executive, (3) the executive is entitled to additional benefits under our pension plan as previously described under “Pension Benefits” and (4) accrued benefits under our pension restoration plan are immediately paid.
Estimated Severance and Change of Control Severance Benefits as of December 31, 2012
The estimated payments and benefits that would be provided to each named executive officer as a result of the involuntary termination without Cause or the occurrence of a Change of Control under our NEO severance agreements are set forth in the table below. Calculations for this table are based on the following assumptions: (1) the triggering event took place on December 31, 2012 and (2) the per share price of our common stock is $49.93, the closing price on December 31, 2012.

		Triggering Event
Name	Compensation Components	Involuntary Termination without Cause	Change of Control without Termination	Change of Control with Termination

Gregory T. Swienton	Cash Severance[1]	$6,448,750	$0	$7,738,500
	Intrinsic Value of Equity[2]	$0	$5,517,057	$5,517,057
	Retirement Benefits[3]	$0	$93,597	$93,597
	Welfare Benefits[4]	$20,760	$0	$24,912
	Outplacement[5]	$15,000	$0	$15,000
	Gross-up6	$0	$0	$0
	Total Benefit to Employee	$6,484,510	$5,610,654	$13,389,066
Art A. Garcia	Cash Severance[1]	$1,134,000	$0	$1,512,000
	Intrinsic Value of Equity[2]	$0	$1,258,157	$1,258,157
	Retirement Benefits[3]	$0	$0	$0
	Welfare Benefits[4]	$0	$0	$0
	Outplacement[5]	$15,000	$0	$15,000
	Gross-up6	$0	$0	$0
	Total Benefit to Employee	$1,149,000	$1,258,157	$2,785,157
Robert E. Sanchez	Cash Severance[1]	$2,105,400	$0	$2,807,200
	Intrinsic Value of Equity[2]	$0	$2,042,291	$2,042,291
	Retirement Benefits[3]	$0	$0	$0
	Welfare Benefits[4]	$17,496	$0	$23,328
	Outplacement[5]	$15,000	$0	$15,000
	Gross-up6	$0	$0	$1,287,809
	Total Benefit to Employee	$2,137,896	$2,042,291	$6,175,628
John H. Williford	Cash Severance[1]	$1,641,000	$0	$2,188,000
	Intrinsic Value of Equity[2]	$0	$1,953,057	$1,953,057
	Retirement Benefits[3]	$0	$0	$0
	Welfare Benefits[4]	$18,756	$0	$25,008
	Outplacement[5]	$15,000	$0	$15,000
	Gross-up6	$0	$0	$1,300,171
	Total Benefit to Employee	$1,674,756	$1,953,057	$5,481,236
Robert D. Fatovic	Cash Severance[1]	$947,700	$0	$1,263,600
	Intrinsic Value of Equity[2]	$0	$1,395,858	$1,395,858
	Retirement Benefits[3]	$0	$0	$0
	Welfare Benefits[4]	$18,756	$0	$25,008
	Outplacement[5]	$15,000	$0	$15,000
	Gross-up6	$0	$0	$0
	Total Benefit to Employee	$981,456	$1,395,858	$2,699,466

1
Cash severance includes: (1) base salary and (2) target annual bonus, all as described above. In the event of involuntary termination without cause, base salary is paid over time in accordance with usual payroll practices and the bonus is paid in a lump sum shortly after termination. In the event of termination in connection with a Change of Control, all payments are made in a lump sum shortly after termination. Timing and payment of cash severance is subject in all respects to Section 409A of the Internal Revenue Code.

2
Under a Change of Control, the intrinsic value of equity reflects the intrinsic value of the accelerated equity. In each case, the amounts are calculated using the closing price of our common stock on December 31, 2012 ($49.93).

3
This amount reflects the incremental increase in value resulting from the acceleration of the vesting of the pension restoration plan in the event of a Change of Control (whether or not there is a termination of employment), plus, in the event of a termination in connection with a Change of Control, the value of the early retirement subsidy in our pension plan. Assumed retirement age is the later of age 55 or the executive’s age on December 31, 2012.

4
Amounts are based on the current cost to us of providing the named executive’s current health, dental and prescription insurance coverage during the severance period as described above. We continue to pay the employer portion of the welfare benefits during the applicable period, provided that the employee must continue to make the required employee contributions.

5	Amounts reflect the cost of outplacement services provided under a Company-sponsored program.

6
In the case of a termination in connection with a Change of Control, the tax gross-up applies to all payments and benefits and is subject to a cutback if the severance amount does not exceed 110% of the limitation in Section 280G of the Internal Revenue Code. In the case of termination of Mr. Garcia in connection with a Change of Control, the terms of his severance agreement provide for a reduction of the aggregate present value of the payments under the agreement to an amount (not below zero) that does not cause any payment to be subject to the excise tax under Section 4999 of the Internal Revenue Code, if reducing the payments under the agreement would provide Mr. Garcia with a greater net after-tax amount than would be the case if no reduction was made.

DIRECTOR COMPENSATION
Description of Director Compensation Program
The key objective of the compensation program for our Board is to align the interests of the Board with that of our shareholders. In addition, our Board compensation program is designed to attract directors that have the necessary skills, experience and character to fulfill their responsibilities and to enhance long-term value for our shareholders and ensure the continuity and vitality of our Company. Our Compensation Committee conducts a comprehensive review and evaluation of our compensation package for non-employee directors every two years. Directors who are employees receive no compensation or benefits for service on the Board other than the right to participate in our Matching Gifts to Education Program at the Board level and Directors’ Charitable Awards Program. Through a competitive pay analysis that was conducted by Cook in 2010, the Compensation Committee recommended, and the Board approved, an increase in certain components of non-employee director compensation effective January 1, 2011 to bring director compensation in line with our peer group.
As a result of the pay analysis, our non-employee directors were eligible to receive the following compensation during 2012:

•	an annual Board retainer of $45,000, payable in January of each year;

•	an annual Committee retainer of $35,000, payable in May of each year;

•
a Board or Committee meeting attendance fee of $1,000 for each additional Board or Committee meeting attended in excess of six Board meetings or six Committee meetings, payable in December of each year;

•	a Committee Chair retainer of $10,000, payable in May of each year, to the Chairs of the Finance and Governance Committees;

•	a Committee Chair retainer of $15,000, payable in May of each year, to the Chairs of the Audit and Compensation Committees;

•	a Lead Independent Director retainer of $15,000, payable in May of each year, to the Board’s Lead Independent Director; and

•	a grant of $100,000 in restricted stock units, made on the date of our Annual Meeting of Shareholders.
The number of restricted stock units granted is based on the average of the high and low sales price of Ryder common stock on the date of grant. The restricted stock units vest upon grant, following a director’s initial year of service on the Board, and are delivered (either as a lump sum or in annual installments as elected in advance by the director) upon termination of a director’s service on the Board. The units receive dividend equivalents, which are reinvested through our Dividend Reinvestment Program. Upon the occurrence of a change in control, as defined in the relevant plan documents, all outstanding restricted stock units will be delivered to the director in a lump sum.
Directors are given the option to receive all or any portion of their annual retainer in Ryder common stock, which cannot be sold until six months following the date such person ceases to be a director. As part of our deferred compensation plan, directors have the option of deferring receipt of their annual Board and Committee retainers as well as excess meeting fees. We do not pay above-market or preferential earnings on compensation deferred by the directors. Directors are not eligible to participate in our pension plan or 401(k) plan.
We maintain a Directors’ Charitable Awards Program pursuant to which each director elected prior to January 1, 2005 may designate up to two charitable organizations to which we will contribute an aggregate of $500,000 in ten annual installments in the director’s name following the director’s death. The program is currently funded with the proceeds of insurance policies and the directors obtain no financial benefits from the program. All of our directors elected prior to January 1, 2005, including Mr. Swienton, currently participate in the program. Directors may also participate in our Matching Gifts to Education Program available to all employees, under which we match a director’s contributions to eligible educational institutions up to a maximum of $10,000 per year. Employees are limited to a maximum of $1,000 per year.
Our Compensation Committee conducts a comprehensive review and evaluation of our compensation package for non-employee directors every two years. Through a competitive pay analysis that was conducted by Cook during 2012, the Compensation Committee recommended, and the Board approved, an increase in certain components of non-employee director compensation for 2013 to bring director compensation in line with that of our peer group. These changes include increasing the annual Board retainer from $45,000 to $65,000, increasing the Lead Independent Director's retainer from $15,000 to $25,000 and increasing the equity value of the restricted stock units granted annually from $100,000 to $110,000. The Board also approved a change to the Board or Committee excess meeting attendance fee of $1,000, providing that the excess meeting fee will be paid for each additional Board or Committee meeting attended in excess of eight Board meetings or eight Committee meetings (an increase from the current threshold of six Board meetings or six Committee meetings).
2012 Director Compensation
The table below sets forth the total compensation received by our non-employee Board members in 2012. The amounts in the “Stock Awards” column below represents the aggregate grant date fair value of awards, computed in accordance with the accounting guidance for stock compensation, for (1) restricted stock units granted to the directors in 2012 and (2) dividends on the restricted stock units granted to directors in 2012.

Name	Fees Earned or Paid in Cash ($)[1,2,3]	Stock Awards ($)[4,5]	All Other Compensation ($)[6]	Total ($)
James S. Beard	80,000	113,573	0	193,573
John M. Berra	80,000	123,809	17,414	221,223
Robert J. Eck	80,000	104,397	10,000	194,397
L. Patrick Hassey	95,000	118,968	0	213,968
Michael F. Hilton	40,329	51,502	0	91,831
Tamara L. Lundgren	20,164	25,333	0	45,497
Lynn M. Martin	61,151	19,311	0	80,462
Luis P. Nieto, Jr.	83,000	116,699	10,000	209,699
Eugene A. Renna	92,000	124,565	12,590	229,155
Abbie J. Smith	98,000	123,809	7,414	229,223
E. Follin Smith	108,000	120,431	10,000	238,431
Hansel E. Tookes, II	83,000	124,565	7,960	215,525

1	Includes an annual Committee retainer of $35,000 plus an annual retainer of $45,000; provided, that Mr. Beard elected to receive his annual retainer in stock (822 shares).

2
Includes Committee Chair fees as follows: Mr. Hassey, $15,000; Mr. Renna, $10,000; Ms. A. Smith, $15,000; and Ms. E. Smith, $10,000; and Lead Independent Director fees as follows: Ms. E. Smith, $15,000.

3	This column includes additional meeting fees paid to members of the Board as follows: Mr. Nieto, $3,000; Mr. Renna, $2,000; Ms. A. Smith, $3,000; Ms. E. Smith, $3,000; and Mr. Tookes, $3,000.

4
Includes the aggregate grant date fair value of awards computed in accordance with the accounting guidance for stock compensation for dividends on the restricted stock units granted to directors in 2012 in the following amounts: Mr. Beard, $12,857; Mr. Berra, $23,092; Mr. Eck, $3,681; Mr. Hassey, $18,252; Mr. Hilton, $958; Ms. Lundgren, $151; Ms. Martin, $19,311; Mr. Nieto, $15,983; Mr. Renna, $23,849; Ms. A. Smith, $23,092; Ms. E. Smith, $19,714; and Mr. Tookes, $23,849.

5	The following table sets forth each director’s outstanding stock and option awards as of December 31, 2012:

	Outstanding Stock Awards	Outstanding Option Awards
James S. Beard	13,226	0
John M. Berra	19,833	5,000
Robert J. Eck	3,416	0
L. Patrick Hassey	14,653	0
Michael F. Hilton	1,446	0
Tamara L. Lundgren	644	0
Lynn M. Martin	8,115	5,000
Luis P. Nieto, Jr.	12,928	0
Eugene A. Renna	19,031	5,000
Abbie J. Smith	20,265	5,000
E. Follin Smith	16,330	0
Hansel E. Tookes, II	20,150	5,000

6
Consists of (i) benefits under the Company’s Matching Gifts to Education program and (ii) insurance premiums paid in connection with the Directors’ Charitable Award Program. Benefits under the Company’s Matching Gifts to Education program were as follows: Mr. Berra, $10,000; Mr. Eck, $10,000; Mr. Nieto, $10,000; Mr. Renna, $5,000; Ms. E. Smith, $10,000; and Mr. Tookes, $1,000. Payments for insurance premiums related to the Directors’ Charitable Award Program were as follows: Mr. Berra, $7,414; Mr. Renna, $7,590; Ms. A. Smith, $7,414; and Mr. Tookes, $6,960.

Stock Ownership Requirements
To further align the interests of our directors and shareholders, we impose stock ownership requirements on our directors, who are expected to own Ryder common stock or common stock equivalents (including any vested or unvested restricted stock units) to meet such requirement. The ownership requirements must be proportionately satisfied within five years of the director’s election to the Board.
As a part of the Compensation Committee's comprehensive review and evaluation of our compensation package for non-employee directors conducted during 2012 and the competitive pay analysis conducted by Cook, the Compensation Committee recommended, and the Board approved, an increase in the director stock ownership requirements to five times such director's total annual cash retainer, based on a three-year rolling average stock price. Previously, the ownership requirement was one times such director's total annual compensation. The increase in the stock ownership requirements is effective January 1, 2013. As of December 31, 2012, all directors were in compliance with their stock ownership requirements.
ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal 3)
We are providing shareholders with an advisory vote on executive compensation, or Say on Pay, as required by the Dodd-Frank Act.
The Say on Pay vote is a non-binding vote on the compensation of our named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this proxy statement.  The Dodd-Frank Act requires us to hold the Say on Pay vote at least once every three years. At last year’s Annual Meeting of Shareholders, we held a Say on Pay vote and over 94% of shareholder votes cast supported our executive compensation.
The Dodd-Frank Act also requires us to hold a non-binding, advisory vote on the frequency of the Say on Pay vote (every 1, 2 or 3 years) at least every six years. At the 2011 Annual Meeting of Shareholders, we held a frequency vote and a majority of shareholder votes cast supported an annual frequency for future Say on Pay votes. The Board considered the outcome of the shareholder vote and based on the results, determined that future Say on Pay votes will be held annually until the next required vote on the frequency of the Say on Pay vote.
We encourage shareholders to review the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure on pages 24 to 53. As discussed in the Compensation Discussion and Analysis, the fundamental drivers of the Company's executive compensation program and 2012 key compensation actions are the Committee's compensation philosophy and objectives, its commitment to pay-for-performance and the views and opinions of our shareholders. We believe that the success of our Company is attributable to our talented and committed executives. Therefore, compensation of our NEOs is designed to enable us to recruit, retain and motivate high-quality executives who can help us achieve our short- and long-term corporate goals and strategies. We believe that our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our shareholders. This balance is evidenced by the following:

•
We provide a significant part of executive compensation in performance based incentives, including an annual cash incentive award that is based on the achievement of individual and corporate performance metrics and a long-term incentive program (LTIP) that is based on our relative total shareholder return (TSR) over a three-year period. For 2012, consistent with prior years, approximately 85% of targeted compensation for our CEO and approximately 70% of targeted compensation for the other NEOs was at-risk based on Company performance or changes in Ryder's stock price.

•
The performance based restricted stock rights (PBRSRs) granted to our NEOs (including the CEO) for the 2009 - 2011 and 2010 - 2012 LTIP performance cycles, and the performance based cash awards (PBCAs) granted for the 2009 - 2011 performance cycle, did not vest as the Company did not meet the applicable TSR performance targets. As a result, PBRSRs and PBCAs previously granted to NEOs having an aggregate value of $ 2.9 million as of December 31, 2012 were canceled.

•	In December 2012, the Compensation Committee eliminated the tax gross-up on excise taxes that may be due on severance payments due upon a change of control.
In addition, we maintain strong corporate governance practices regarding executive compensation. For example,

•	The Compensation Committee retains independent compensation consultants.

•
Our executive officers are all subject to, and in compliance with, our stock ownership requirements, as described on page 39, which encourage a level of stock ownership that we believe appropriately aligns their interests with those of our shareholders. In 2013, we increased the stock ownership requirements from two to four times annual base salary for the CEO and from one to two times annual base salary for all other NEOs.

•
Awards to each executive officers under our annual cash incentive awards are capped at two times applicable target opportunity. We believe these caps are reasonable and limit the incentive for excessive risk-taking by our executives.

•	Executives are not permitted to enter into transactions that could be used to hedge the risk of Company stock ownership and are prohibited from pledging Company stock.
Shareholders are asked to vote on the following resolution:
RESOLVED, that the shareholders of Ryder approve, on an advisory basis, the compensation of Ryder’s named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in Ryder’s 2013 Annual Meeting proxy statement.
Although this Say on Pay vote on executive compensation is non-binding, the Board and the Compensation Committee will review the results of the vote and, consistent with our record of shareholder engagement, will take into account the outcome of the vote when determining future executive compensation arrangements.
The Board recommends a vote FOR adoption of the resolution approving the compensation of our named executive officers, as described in the Compensation Discussion and Analysis section and the related tabular and narrative disclosure set forth in this proxy statement.

APPROVAL OF AMENDMENTS TO RYDER'S RESTATED
ARTICLES OF INCORPORATION AND BY-LAWS TO DECLASSIFY THE BOARD
AND PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS
(Proposal 4)
After careful consideration, the Board of Directors, upon the recommendation of the Corporate Governance and Nominating Committee, unanimously approved, and recommends that the Company's shareholders approve, amendments to Ryder's Restated Articles of Incorporation and By-Laws to declassify the Board of Directors and provide that all directors elected at or after the Annual Meeting of Shareholders held in 2016 be elected on an annual basis (the “Declassification Amendments”) as described below and set forth on Appendix A.
The Declassification Amendments
Article IV(a) of the Company's Restated Articles of Incorporation and Article V, Section 1(a) of the Company's By-Laws currently provide that the Board of Directors shall be classified into three staggered classes, with each class to hold office for a three-year term. If the Declassification Amendments are approved by the shareholders at this meeting, the annual election of directors would be phased in over a three-year period beginning at the 2016 Annual Meeting of Shareholders. The Declassification Amendments do not shorten the term of any director currently in office or elected before the 2016 Annual Meeting. Accordingly, at the 2016 Annual Meeting, directors whose terms expire at that meeting will be elected to hold office for a term expiring at the 2017 Annual Meeting; at the 2017 Annual Meeting, directors whose terms expire at that meeting will be elected to hold office for a term expiring at the 2018 Annual Meeting; and at the 2018 Annual Meeting and at each Annual Meeting thereafter, all directors will be elected to hold office for a term expiring at the next Annual Meeting following their election.
Background of the Proposal
The Board of Directors is committed to good corporate governance and has periodically considered the advantages and disadvantages of maintaining a classified board. In the past, the Board of Directors has determined that maintaining a classified board structure was in the best interests of the Company and its shareholders due to the advantages of this structure. Specifically, the Board believes that a classified board (1) provides continuity and stability of leadership since a majority of directors will have prior experience with, and knowledge of, Ryder's business and strategy, (2) fosters director independence and (3) reinforces a commitment to long-term goals. The Board also believes that a classified board structure may enhance shareholder value in the event of an unsolicited takeover attempt by providing the Board with additional leverage to negotiate on an arm's length basis with an entity seeking control of Ryder. Although these are important benefits, Ryder's Board of Directors recognizes the growing sentiment among shareholders in favor of annual elections.
At our 2012 Annual Meeting, a shareholder proposal requesting that the Board of Directors take the necessary steps to declassify the Board and establish the annual election of directors was supported by a majority of the shares outstanding and entitled to vote at the meeting. In response to the shareholder vote, Ryder engaged with and received feedback on this issue from some of its largest, long-term shareholders following the 2012 Annual Meeting. After careful consideration of the issue, taking into account the results of last year's advisory proposal and the feedback we received from our shareholders, the Board has determined that amending the Restated Articles of Incorporation and the By-Laws to provide for the annual election of directors beginning in 2016 is in the best interests of the Company and its shareholders.
The Board believes that beginning the declassification in 2016 rather than immediately is appropriate based on Ryder's unique circumstances. The Company is transitioning to a new CEO this year after our previous CEO, Gregory Swienton, advised the Board of his intention to retire. On January 1, 2013, Mr. Swienton retired as CEO and Robert Sanchez was appointed the new CEO. Mr. Swienton will retire from the Board following the 2013 Annual Meeting. Furthermore, since 2011, the Board has appointed four new Board members, primarily to replace directors who have retired or otherwise left the Board. Following the 2013 Annual Meeting, there will be two new Board vacancies due to the retirement of James Beard and Gregory Swienton. Considering all of these factors and the Board's confidence in the Company's long-term strategic plans, the Board believes that it is in the best position to determine the optimal timing for implementation of declassification, and that the appropriate time to begin declassification is 2016 to provide the Company with time to focus on a successful transition and successful execution of its strategic plan.

Ryder also received another non-binding declassification proposal from the same proponent submitted for inclusion in our 2013 proxy statement. The shareholder withdrew the proposal as a result of the Board including this proposal in our 2013 proxy statement.
Required Vote for Approval
The affirmative vote of the holders of 75% of the shares outstanding is required to approve the Declassification Amendments. If the shareholders approve the Declassification Amendments, the amendment to Ryder's Restated Articles of Incorporation will become effective upon the filing of Articles of Amendment to Ryder's Restated Articles of Incorporation with the Florida Department of State, which Ryder would file promptly after the 2013 Annual Meeting. The amendment to Ryder's By-Laws will become effective concurrently with the effectiveness of the Articles of Amendment to Ryder's Restated Articles of Incorporation. The text of the proposed changes is set forth in Appendix A, which contains the proposed amendments to the Restated Articles of Incorporation and By-Laws.
If the Declassification Amendments are not approved by the shareholders, the Board will remain classified and the directors will continue to be elected to serve three-year terms as provided in the current Restated Articles of Incorporation and By-Laws.
The Board of Directors unanimously recommends that you vote FOR the proposal to approve the amendments to Ryder's Restated Articles of Incorporation and By-Laws to declassify the Board of Directors and provide for the annual election of directors.
SHAREHOLDER PROPOSAL
(Proposal 5)
John Chevedden, the beneficial holder of 100 shares of the Company’s common stock, has notified Ryder that he intends to present the following proposal at the Annual Meeting. The proposal as submitted reads as follows:
PROPOSAL 5 - SIMPLE MAJORITY VOTE RIGHT
RESOLVED, Shareholders request that our board take the steps necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.
Shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School.
This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy's. The proponents of these proposals included James McRitchie and Ray T. Chevedden.
Currently a 1%-minority can frustrate the will of our 74%-shareholder majority. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by management.
This proposal should also be evaluated in the context of our Company's overall corporate governance as reported in 2012:
GMI/The Corporate Library, an independent investment research firm rated our company “High Concern” in Takeover Defenses and “Concern” in executive pay. GMI said the stock ownership guideline of 2-times base salary for Gregory Swienton, our CEO was far below the recommended 10-times base salary.
Our highest paid executives continued to receive stock options that simply vested over time without performance requirements. Plus our highest paid executives also received performance-based equity pay that relied on time periods that were not long-term.
Our directors, particularly Follin Smith, Chairman of our governance committee, had failed to act in response to our overwhelming 87%-vote in May 2012 for annual election of each director. Hansel Tookes, received by far our highest negative votes, and yet was on our audit committee and governance committee. Mr. Tookes and our CEO were both on the Harris Corporation board. Such an intra-board relationship can compromise our directors ability to act independently according to GMI.
Additionally, despite the fact that our CEO is also our Chairman, our board has not appointed an independent lead director, calling into question our board's ability to act as an effective counterbalance to management.
Please encourage our board to respond positively to this proposal to strengthen our corporate governance and protect shareholder value:
Simple Majority Vote Right - Proposal 5
BOARD'S STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL
The Board has carefully considered this proposal and believes that eliminating existing voting provisions under our Articles of Incorporation and By-Laws that require a greater than majority vote is not in the best interests of our shareholders and Ryder for the following reasons:

•	Fundamental corporate changes should require broad consensus among shareholders;

•
These provisions provide protection against unfair, potentially abusive takeover attempts by encouraging acquirors to negotiate directly with the Board, ensuring that the Board can negotiate fair and adequate offers that maximize value for our shareholders and protect against abusive or coercive takeover tactics; and

•
Shareholders have other tools to voice their concerns, including the right to call a special meeting with 10% of outstanding stock and, if approved by shareholders at this meeting, shareholders will have the ability to elect directors annually in the future.

The Board believes that the existing voting provisions under our Articles of Incorporation and By-Laws are appropriate and necessary to protect the long-term interests of our shareholders and the Company. These voting provisions have been previously approved by our Board and shareholders and are intended to maximize value for all shareholders.
Current Voting Requirements. Ryder's Articles of Incorporation and By-Laws currently provide that actions permitted to be taken by shareholders generally require the approval of a majority of shares outstanding or a majority of votes cast, with certain exceptions. The principal actions that require more than a majority vote are set forth below. These matters, which require approval by 75% of shares outstanding, include amendments to provisions in the Articles of Incorporation and By-Laws regarding:

•	Classification of the Board;

•	Removal of directors, with or without cause;

•	Board vacancies;

•	Prohibition of shareholder action by written consent;

•	Approval of business combinations with interested shareholders;

•	Shareholder amendment of the By-Laws; and

•	Changes to the requirement that the above issues pass by a supermajority vote.
Fundamental Corporate Changes Should Require Broad Consensus Among Shareholders. The supermajority voting provisions relate to fundamental elements of Ryder's corporate governance. They have been included in our Articles of Incorporation and By-Laws for many years and serve to protect shareholders. The purpose of the supermajority voting requirements is not to preclude change but to ensure that certain fundamental procedural changes to our corporate governance framework occur only when there is a broad consensus of shareholders and not merely a simple majority. The Board believes that there are important reasons for requiring this broad consensus of the shareholders to amend these fundamental governance provisions. In general, these provisions are designed to provide minority shareholders with a measure of protection against changes in corporate governance and other potentially self-interested transactions by one or more large shareholders. For example, if the supermajority provisions were removed, interested shareholders could amend our Articles of Incorporation with a simple majority vote to permit them to take action by written consent (without notice to other shareholders), effectively disenfranchising our other shareholders.

Fiduciary Duty. The Board is subject to fiduciary duties under the law to act in a manner that it believes to be in the interests of our shareholders and the Company. Shareholders, on the other hand, do not have the same fiduciary duties as the directors. As a result, a group of short-term shareholders may freely act in their own self-interests to the detriment of other shareholders. The supermajority voting provisions serve to protect against such actions by short-term shareholders to safeguard the long-term interests of all shareholders and the Company.
Protection Against Certain Takeovers. The Board does not intend for our supermajority voting provisions to prevent unsolicited, fair offers to acquire our Company. Rather, supermajority voting provisions encourage potential acquirors to deal directly with the Board, which in turn enhances the Board's ability to consider the long-term interests of all shareholders. The absence of these supermajority voting provisions would allow takeover bidders or short-term investors (many of whom invest in company stock solely for the purpose of a takeover) the opportunity to take advantage of temporary cyclical declines in our stock price to the detriment of our long-term shareholders. In these situations, it is common for there to be a substantial increase in shareholder turnover immediately after an offer is announced. As a result, there is a short period of time for the Board to react to protect the interests of the entire shareholder base. We do not believe that our supermajority voting provisions prevent takeover discussions but rather ensure that the Board has the ability to exercise its fiduciary duties owed to our shareholders in a takeover situation.
Also, eleven of the thirteen directors on our Board are independent under the standards adopted by the New York Stock Exchange (NYSE). In the event that Ryder becomes the subject of a takeover attempt, we believe that the independent Board members are in the best position to evaluate the adequacy and fairness of proposed offers, to negotiate on behalf of our shareholders and to protect shareholders against abusive or coercive tactics. Elimination of these supermajority voting provisions would reduce an acquiror's incentive to negotiate with the Board and reduce the Board's leverage in these situations.
Having protections such as supermajority voting provisions in place to protect against inadequate, opportunistic takeover attempts also serves to prevent unnecessary disruptions to the Board and senior management from focusing on the Company's long-term business plan, which aims to maximize long-term value for our shareholders and Company.
We Maintain Good Governance Practices and Provide Shareholders with Other Tools to Voice Their Concerns. The proponent argues that supermajority voting provisions are one of six entrenching mechanisms that are linked to negative company performance. We maintain a Board of Directors that is not entrenched. Our directors are experienced, well-qualified to serve on the Board and take their corporate governance responsibilities seriously. This is evidenced by the recent steps our directors are taking to declassify our Board and provide for annual director elections, which Ryder is proposing for shareholder approval in this proxy statement. Further, despite the fact that we maintain supermajority voting provisions in our Articles of Incorporation and By-Laws, our record of strong long-term Company performance demonstrates that these provisions have not resulted in negative performance at Ryder. If circumstances ever were to change in the future, shareholders have other tools for expressing their concerns to our Board. Our By-Laws permit shareholders to call a special meeting by only ten percent (10%) of the holders of our outstanding voting stock. Also, if our declassification proposal is approved, shareholders will have the opportunity to voice their concerns with any of our directors at every Annual Meeting in the future.
The Proponent's Claims Regarding our Corporate Governance Practices are Mischaracterized. The proponent points to the Company's executive compensation practices to support his proposal. Our executive compensation practices, however, were approved by more than 94% of shareholder votes cast at our 2012 Annual Meeting.
The proponent states that E. Follin Smith, Chair of our Governance Committee, failed to act in response to overwhelming support at the 2012 Annual Meeting for annual elections of each director. In fact, the entire Board has responded to last year's advisory shareholder proposal, which requested that the Board take the steps necessary to repeal its classified Board structure and replace it with annual director elections. In response to the 2012 advisory proposal vote results, Ryder engaged with and received feedback from some of its largest, long-term shareholders following the 2012 Annual Meeting. After careful consideration of the issue, taking into account the results of last year's advisory proposal and the feedback we received from our shareholders, the Board determined that amending our Articles of Incorporation and the By-Laws to provide for annual director elections beginning in 2016 is in the best interests of the Company and its shareholders and accordingly included a management proposal in this proxy statement recommending that the shareholders approve such measure in Proposal 4.

The proponent also states that the Board has not appointed an independent lead director. In 2010, the Board amended its Corporate Governance Guidelines to formalize the role of a strong Lead Independent Director, a position which historically was carried out by the Chair of the Governance Committee. Since the role was formalized, E. Follin Smith has served as our Lead Independent Director. Our Corporate Governance Guidelines, which are published on our website at www.ryder.com, as well as our proxy statement disclosures since 2010, describe the specific duties performed by our Lead Independent Director.
The proponent further states that Mr. Tookes received the lowest number of votes yet is still on the Audit and Governance Committees. In general, all of our current directors up for election at our Annual Meetings historically have received a high level of support from shareholders, including Mr. Tookes, who was elected to his current term in 2011 by 88.59% of votes cast at the 2011 Annual Meeting.
The proponent also notes that Mr. Tookes and Mr. Swienton both serve on the board of Harris Corporation and that such intraboard relationship can compromise director independence. The SEC and NYSE do not prohibit directors from serving on the same board of another company. Consistent with NYSE independence standards, as well as our categorical independence standards in our Corporate Governance Guidelines, we conduct thorough due diligence to assess director independence of each independent director and have not found that this intraboard relationship impairs Mr. Tookes' independence.
Consistent with our current practice, the Board will continue to evaluate appropriate corporate governance at Ryder. While the Board encourages and considers shareholder input relating to our corporate governance practices, the Board believes that the proposed amendment to our existing voting provisions in our Articles of Incorporation and By-Laws would not promote the long-term interests of our shareholders.
Based on the reasons above, the Board recommends a vote AGAINST the shareholder proposal to eliminate all supermajority voting provisions in our Articles of Incorporation and By-Laws.
OTHER MATTERS
Proxy Solicitation Costs
We pay the cost of soliciting your proxy and reimburse brokerage firms and others for forwarding proxy materials to you. In addition to solicitation by mail, solicitations may also be made by personal interview, letter, fax and telephone. Certain of our officers, directors and employees may participate in the solicitation of proxies without additional consideration.
Vote Tabulation
Our Board has appointed Broadridge Financial Solutions, Inc. as the independent Inspector of Election. Representatives of Broadridge will count the votes.
Confidential Voting
The voting instructions of shareholders of record will only be available to the Inspector of Election. Voting instructions for employee benefit plans will only be available to the plan’s trustee and the Inspector of Election. The voting instructions of beneficial shareholders will only be available to the shareholder’s nominee. Your voting records will not be disclosed to us unless required by a legal order, requested by you or cast in a contested election.
Shareholder Proposals
To be considered for inclusion in Ryder’s 2014 proxy statement, shareholder proposals must be delivered in writing to us at 11690 N.W. 105 Street, Miami, Florida 33178, Attention: Corporate Secretary, no later than November 18, 2013. Additionally, we must receive proper notice of any shareholder proposal to be submitted at the 2014 Annual Meeting of Shareholders (but not required to be included in our proxy statement) no earlier than January 3, 2014 and no later than February 2, 2014.
If a shareholder would like to nominate one or more directors for election at the 2014 Annual Meeting of Shareholders, he or she must give advance written notice to us at least 90, but no more than 120, days before the one-year anniversary of the 2013 Annual Meeting, as required by our By-Laws. The notice must include information regarding both the proposing shareholder and the director nominee. For a discussion of the types of information that must be provided, please refer to the discussion under “Process for Nominating Directors” on page 17 of this proxy statement. In addition, the director nominee must submit a completed and signed questionnaire. This questionnaire will be provided by the Corporate Secretary upon request and is similar to the annual questionnaire completed by all of our directors relating to their background, experience and independence.
All of the requirements relating to the submission of shareholder proposals or director nominations are included in our By-Laws. A copy of our By-Laws can be obtained from our Corporate Secretary. The By-Laws are also included in our filings with the SEC which are available on the SEC’s website at www.sec.gov.
Electronic Delivery
This year we again have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. On March 18, 2013, we mailed to our shareholders the Notice containing instructions on how to access our proxy statement, annual report and shareholder letter online. If you received the Notice by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. The Notice contains instructions on how to request a paper copy of the materials.
Most shareholders will receive the proxy statement online. If you received a paper copy, you can also view these documents on the Internet by accessing the Investor Relations page of our website at www.ryder.com.
If you are a shareholder of record you may, if you wish, receive future proxy statements, annual reports and any other accompanying materials online. If you vote via the Internet as described on your proxy card, you may sign up for electronic delivery at the same time. You may also register for electronic delivery of future proxy materials on the Investor Relations page of our website at www.ryder.com.
If you elect this feature, you will receive an e-mail message notifying you when the materials are available along with a web address for viewing the materials and instructions for voting by telephone or on the Internet.
We encourage you to sign up for electronic delivery of future proxy materials as this will allow you to receive the materials more quickly and will reduce printing and mailing costs.
Householding
We are only sending one copy of the Notice regarding the Internet availability of proxy materials or set of 2013 Annual Meeting materials to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple packages. This practice, known as “householding,” is intended to eliminate duplicate mailings, conserve natural resources and help reduce printing and mailing costs.
If you are a record shareholder and you want to request a separate copy of this proxy statement or accompanying annual report and shareholder letter, you may contact our Investor Relations Department by calling (305) 500-4053, in writing at Ryder System, Inc., Investor Relations Department, 11690 N.W. 105 Street, Miami, Florida 33178 or by e-mail to RyderforInvestors@ryder.com, and a copy will be promptly sent to you. If you wish to receive separate documents in future mailings, please contact our transfer agent, Wells Fargo by calling (866) 927-3884, in writing at Wells Fargo Shareowner Services, P.O. Box 64854, St. Paul, Minnesota 55164-0854 or by e-mail at www.wellsfargo.com/shareownerservices. Our 2013 annual report, the shareholder letter and this proxy statement are also available through our website at www.ryder.com.
Two or more shareholders sharing an address can request delivery of a single copy of the 2013 Annual Meeting materials if they are receiving multiple copies by contacting Wells Fargo in the manner set forth above.
If a nominee holds your shares, please contact such holder directly to inquire about the possibility of householding.

APPENDIX A

PROPOSED AMENDMENTS TO RYDER SYSTEM, INC.
RESTATED ARTICLES OF INCORPORATION AND BY-LAWS

AMENDMENT TO
RESTATED ARTICLES OF INCORPORATION OF
RYDER SYSTEM, INC.
(Additions are underlined, deletions are struck-out)
Article IV of the Restated Articles of Incorporation shall be amended as follows:
ARTICLE IV
Board of Directors
(a)    Number, election and terms. Except as otherwise fixed by or pursuant to the provisions of Article III hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional ~~directors~~Directors under specified circumstances, the number of the Directors of the Corporation shall be fixed from time to time by or pursuant to the By-Laws of the Corporation. The Directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the By-Laws of the Corporation, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1985, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1986, and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1987, with each class to hold office until its successor is elected and qualified. At each annual meeting of the stockholders of the Corporation, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Commencing in 2016, Directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be elected to hold office for a term expiring at the next annual meeting of stockholders following their election. Accordingly, at the 2016 annual meeting of stockholders, Directors whose terms expire at that meeting shall be elected to hold office for a term expiring at the 2017 annual meeting of stockholders; at the 2017 annual meeting of stockholders, Directors whose terms expire at that meeting shall be elected to hold office for a term expiring at the 2018 annual meeting of stockholders; and at the 2018 annual meeting of stockholders and at each annual meeting of stockholders thereafter, all Directors shall be elected to hold office for a term expiring at the next annual meeting of stockholders following their election. All Directors, subject to such Director's earlier death, resignation, retirement, disqualification or removal from office, shall hold office until the expiration of the term for which he or she was elected, and until his or her successor is duly elected and qualified.
(b)    Stockholder nomination of director candidates. Advance notice of stockholder nominations for the election of Directors shall be given in the manner provided in the By-Laws of the Corporation.
(c)    Newly created directorships and vacancies. Except as otherwise provided for or fixed by or pursuant to the provisions of Article III hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect ~~directors~~Directors under specified circumstances, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or any other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors. Any Director elected in accordance with the preceding sentence shall hold office until the next election of directors by the stockholders and until such Director's successor shall have been duly elected and qualified. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.
(d)    Removal. Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect Directors under specified circumstances, any Director may be removed from office, with or without cause, only by the affirmative vote of the holders of 75% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of Directors, voting together as a single class.
(e)    Amendment, repeal, etc. Notwithstanding anything contained in these Restated Articles of Incorporation to the contrary, the affirmative vote of the holders of at least 75% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with or repeal this Article IV.
AMENDMENT TO BY-LAWS OF RYDER SYSTEM, INC.
(Additions are underlined, deletions are struck-out)
Section 1 of Article V of the By-Laws shall be amended as follows:
Section 1.Board of Directors
a.Number, election and terms
Except as otherwise fixed by or pursuant to the provisions of Article III of the Restated Articles of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of the directors of the Corporation shall be 13, but such number may be fixed from time to time at not less than three nor more than 21 by resolution of the Board of Directors. The directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible. Such classes shall originally consist of one class of four directors who shall be elected at the annual meeting of stockholders held in 1984 for a term expiring at the annual meeting of stockholders to be held in 1985; a second class of three directors who shall be elected at the annual meeting of stockholders held in 1984 for a term expiring at the annual meeting of stockholders to be held in 1986; and a third class of four directors who shall be elected at the annual meeting of stockholders held in 1984 for a term expiring at the annual meeting of stockholders to be held in 1987. The Board of Directors shall increase or decrease the number of directors in one or more classes as may be appropriate whenever it increases or decreases the number of directors pursuant to this Article V, in order to ensure that the three classes shall be as nearly equal in number as possible. At each annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. ~~Directors shall hold office until their successors shall be duly elected and qualified.~~ Commencing in 2016, directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be elected to hold office for a term expiring at the next annual meeting of stockholders following their election. Accordingly, at the 2016 annual meeting of stockholders, directors whose terms expire at that meeting shall be elected to hold office for a term expiring at the 2017 annual meeting of stockholders; at the 2017 annual meeting of stockholders, directors whose terms expire at that meeting shall be elected to hold office for a term expiring at the 2018 annual meeting of stockholders; and at the 2018 annual meeting of stockholders and at each annual meeting of stockholders thereafter, all directors shall be elected to hold office for a term expiring at the next annual meeting of stockholders following the year of their election. All directors, subject to such director's earlier death, resignation, retirement, disqualification or removal from office, shall hold office until the expiration of the term for which he or she was elected, and until his or her successor is duly elected and qualified.
b.Stockholder nomination of director candidates
Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in Section 5 of Article IV.
c.Newly created directorships and vacancies
Except as otherwise provided for or fixed by or pursuant to the provisions of Article III of the Restated Articles of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or any other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office until the next election of directors by the stockholders and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. If a director resigns, effective at a future date, such director may vote to fill the vacancy.
d.Removal
Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office, with or without cause, only by the affirmative vote of the holders of 75% the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

Ryder System, Inc. 11690 N.W. 105th Street Miami, Florida 33178 www.ryder.com

RYDER SYSTEM, INC.
C/O PROXY SERVICES
P.O. BOX 9163
FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M53330-P35594-Z59817 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

RYDER SYSTEM, INC.

The Board of Directors recommends a vote "FOR" the following proposal:

1. Election of Directors

Nominees:

For a 3-year term of office expiring at the 2016 Annual Meeting.

	For	Against	Abstain
1a. Robert J. Eck	☐	☐	☐
1b. Tamara L. Lundgren	☐	☐	☐
1c. Eugene A. Renna	☐	☐	☐
1d. Abbie J. Smith	☐	☐	☐
For a 2-year term of office expiring at the 2015 Annual Meeting.			
1e. Robert E. Sanchez	☐	☐	☐
For a 1-year term of office expiring at the 2014 Annual Meeting.			
1f. Michael F. Hilton	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

The Board of Directors recommends a vote "FOR" the following proposals:

	For	Against	Abstain
2. Ratification of PricewaterhouseCoopers LLP as independent registered certified public accounting firm for the 2013 fiscal year.	☐	☐	☐
3. Approval, on an advisory basis, of the compensation of our named executive officers.	☐	☐	☐
4. Approval of an amendment to the Articles of Incorporation and By-Laws to declassify the Board.	☐	☐	☐
The Board of Directors recommends a vote "AGAINST" the following proposal:			
5. A shareholder proposal to eliminate all supermajority vote provisions in the Articles of Incorporation and By-Laws.	☐	☐	☐

This Proxy Card will be voted "FOR" the election of Directors Robert J. Eck, Tamara L. Lundgren, Eugene A. Renna, Abbie J. Smith, Robert E. Sanchez and Michael F. Hilton, Proposal 2, Proposal 3 and Proposal 4, and "AGAINST" Proposal 5 if no choice is selected.

If you want to vote in accordance with the recommendations of the Board of Directors, simply sign below and return this card.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please note such title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Directions to the Annual Meeting

NW 106th Street - Gran Park Blvd - Exit 34
Ryder
NW 105 Street
Florida's Turnpike
NW 112th Ave

Directions: Take State Road 836 West to the Florida Turnpike North. Exit onto NW 106th Street. Turn Right onto NW 112th Avenue. Turn Right onto NW 105th Street. Ryder Headquarters will be on the left.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report on Form 10-K and Shareholder Letter are available at www.proxyvote.com.

M53331-P35594-Z59817

PROXY
RYDER SYSTEM, INC.
ANNUAL MEETING - MAY 3, 2013

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert E. Sanchez, Art A. Garcia and Robert D. Fatovic, as true and lawful agents and proxies with full power of substitution in each, to represent the undersigned on all matters to come before the meeting and to vote as designated on the reverse side, all the shares of common stock of RYDER SYSTEM, INC., held of record by the undersigned on March 8, 2013, during or at any adjournment of the Annual Meeting of Shareholders to be held at 10:00 a.m., EDT at the Ryder System, Inc. Headquarters, 11690 N.W. 105th Street, Miami, Florida 33178 on Friday, May 3, 2013.

ON THE REVERSE SIDE OF THIS CARD YOU MAY SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES OR SIMPLY SIGN AND RETURN THIS CARD TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. UNLESS YOU VOTE BY TELEPHONE OR INTERNET, YOU MUST SIGN THIS CARD AND RETURN IT IN THE ENCLOSED ENVELOPE SO THAT THE PROXY HOLDERS MAY VOTE THE SHARES. IF PROPERLY EXECUTED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side